                                                                   EXHIBIT 10.23

                            AUSTRALIS MEDIA LIMITED

                               (ACN 059 741 178)

                                      AND

                                CTV PTY LIMITED

                               (ACN 064 416 128)


                                   FRANCHISE
                                   AGREEMENT

                        This is the Franchise Agreement
                           forming Schedule 7 to the
                       Subscription and Securityholders
                        Agreement dated 12 October 1994
                              in relation to CTV.

                 TABLE OF CONTENTS

 1.  DEFINITIONS                               1
 2.  CAPACITY OF FRANCHISOR AND FRANCHISEE     9
 3.  APPOINTMENT OF FRANCHISEE                10
 4.  APPROVALS                                14
 5.  CONDUCT OF BUSINESS                      14
 6.  REPORTS AND RECORDS                      17
 7.  SERVICE FEE                              19
 8.  EQUIPMENT                                22
10.  TRAINING                                 23
11.  SUBSCRIBER MANAGEMENT SYSTEM             24
12.  BUSINESS NAMES                           25
13.  COMPLIANCE NOTES                         25
14.  SERVICE DELIVERY TO FRANCHISEE           26
15.  WARRANTIES                               27
16.  ADVERTISING BY FRANCHISEE                27
17.  PROMOTION BY FRANCHISOR                  28
18.  CONFIDENTIALITY                          29
19.  FRANCHISOR'S PROPRIETARY RIGHTS          29
20.  INSURANCES                               31
21.  ASSIGNMENT                               31
22.  CODES OF PRACTICE                        32
23.  RESOLUTION OF DISPUTES                   32
24.  RENEWAL OF TERM                          33
25.  TERMINATION OF AGREEMENT                 33
26.  RESTRAINT                                40

27.  FURTHER ASSURANCE                        40
28.  INTENTIONALLY DELETED.                   40
29.  FORCE MAJEURE                            40
30.  NOTICES                                  40
31.  GOVERNING LAW                            41
32.  MISCELLANEOUS                            41

Schedule 1 - Regions - CTV Pty Limited Northern Franchise

Exhibit 1 - Maps of Regions - CTV Pty Limited Southern Franchise

Schedule 2 - Franchisor's Services

Schedule 3 - Minimum Subscriber Levels

                              FRANCHISE AGREEMENT

THIS AGREEMENT is made on the 12th day of October 1994 and takes effect as from 24 July 1994 between the following parties:

1. AUSTRALIS MEDIA LIMITED (ACN 059 741 178) of 100 Bulwara Road, Pyrmont, NSW 2007 (fax number: (02) 325 7322) (the "Franchisor"); and

2. CTV PTY LIMITED (ACN 064 416 128) of Level 23, 45 Clarence Street, Sydney, NSW 2000 (fax number: (02) 335 7577) (the "Franchisee").

RECITALS:

A. This Agreement updates and supersedes the agreement dated 24 July 1994 of the same name and between the same parties as this Agreement and takes effect as from 24 July 1994.

B. The Australis Group carries on or will carry on the business within Australia of Transmitting the Franchisor's Services containing the Programs using the Delivery Systems.

C. The Franchisor has agreed to grant to the Franchisee and the Franchisee has agreed to accept from the Franchisor an exclusive licence and franchise, during the Term and in the Regions, to permit and require the Franchisee to use the Equipment, the Franchisor's Subscriber Management System, the Franchisor's Proprietary Rights, the Franchisor's Delivery System, the Franchisor's Services and the Programs in the conduct of the Business on the terms of this Agreement.

THE PARTIES AGREE as follows:

1.   DEFINITIONS

1.1  In this Agreement, unless the context shall otherwise require:

     "ACCOUNTING PERIOD" means each calendar quarter;

     "ACDC" means the Australian Commercial Disputes Centre Limited or other body then carrying on the functions of that company;

     "ACT" includes any statute and the listing rules of any stock market of any securities exchange;

     "ADVERTISING" means marketing, advertising and promotion of the Franchisor's Services as envisaged in Clause 16.1;

     "ADDITIONAL FIXED FEE" means an additional fixed fee of not less than $1.00 per Subscriber per month calculated on a per Subscriber basis (based in the case of the Franchisee, on only those Subscribers in respect of which the Franchisor Subscription Management System is provided, each a "relevant Subscriber"), equal to the actual cost of operating the Franchisor's Subscriber Management System plus 10% up to a maximum additional fixed fee of $4.00 per relevant Subscriber and provided further that the maximum additional fixed fee is increased for the financial year commencing 1 July 1995 and for each subsequent financial year by the percentage increase in the Consumer Price Index (All Groups - Sydney) between that published in respect of the period immediately prior to the commencement of the previous financial year and that published
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                                      2

in respect of the period immediately prior to the expiry of the previous financial year; but that in any case the total fee payable by the Franchisee as an Additional Fixed Fee will not exceed 20% of the total actual cost of operating the Franchisor's Subscriber Management System plus 10%. In effect, the computation of the additional fixed fee will be as follows:

(a)  total actual cost (plus 10%) / total Subscribers x relevant Subscribers;

(b)  qualifications:

     (1) the minimum fee of $1.00 and maximum fee of $4 in respect of the first year will be adjusted annually by the Consumer Price Index;

     (2) there will be a maximum fee capped at 20% of total actual cost (plus 10%).

"AGREED COSTS" means all amounts paid by the Franchisee:

(a) in relation to reception Equipment for supply to Subscribers (excluding the purchase cost of the Equipment and installation costs);

(b) as depreciation (at the lower of 30% per annum and the highest rate from time to time permitted for such depreciation under the Income Tax Assessment Act 1936) of direct purchase costs for the Equipment supplied to Subscribers (where that Equipment is purchased by the Franchisee);

(c) as any Taxes (but not more than the amounts recovered from Subscribers in respect of Taxes);

(d) as any direct fees or external costs reasonably incurred by the Franchisee in relation to the provision of any credit support under clause 7.9;

(e) as any other commercially reasonable and appropriate cost, including sales commissions, notified by the Franchisee to the Franchisor and in respect of which the prior written consent of the Franchisor has been obtained.

"AUSTRALIS" means Australis Media Limited (ACN 059 741 178);

"AUSTRALIS GROUP" means the Franchisor and each of its Controlled Entities from time to time;

"BANK ACCOUNT" means the bank account designated by the Franchisee from time to time for the purposes of this Agreement;

"BENEFITS" means all discounts, rebates, benefits, subsidies, incentives or returns;

"BSA" means the Broadcasting Services Act 1992;

"BUSINESS" means the Franchisee's business of providing to subscribers any Services;

"BUSINESS DAY" means a day when trading banks are open for business in Sydney;

"BUSINESS NAMES" means the business names used from time to time by the Australis Group which are specified as Business Names by the Franchisor;

"CAST CODE" means the Code of Conduct established from time to time by the Confederation of Australian Subscription Television;
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                                      3

"COMMENCEMENT DATE", in relation to each Region, means the date on which occurs the last of each of the following in relation to that Region:

(1) not less than 8 English language subscription television broadcasting services (being Franchisor's Services) are made available by the Franchisor to the Franchisee as envisaged in Clause 14.1(a);

(2) means of supply as envisaged in Clause 8 of the Equipment is reasonably made available to the Franchisee, in sufficient quantities to permit commencement of the Business in that Region on commercially reasonable terms; and

(3) the date 6 months after not less than 8 new MDS Licences covering more than 50% of the number of occupied private dwellings within that Region are issued;

"COMMITTEE" means the technical and services committee to be established as envisaged in Clause 11A;

"COMPLIANCE NOTES" means guidance notes, instructions or directions prescribed or specified as envisaged in Clause 13.1;

"CONFIDENTIAL INFORMATION" means any information concerning, relating to or used in connection with any Services, any Equipment, any Subscriber Management System, any Delivery System, the Programs, the Software, the business of the Franchisor or the Business including information of every kind concerning or relating to customers, suppliers, business transactions, business methods, accounting and marketing techniques, Transmission of any Services, technical matters, technology, records, forms, charges, financial affairs, trade secrets and know-how, other than information which is in the public domain;

"CONTROLLED ENTITIES" means controlled entities and associated or related companies under the Corporations Law and affiliates;

"COSTS" means when incurred by a party, the actual costs in relation to this agreement incurred by that party less the value of all Benefits provided to, received or derived by that party in connection with the act, matter or thing in respect of which those costs are incurred;

"DELIVERY SYSTEM" means any facilities, systems or technology now existing or developed after the date of this Agreement for the Transmission of any Services including satellite, MDS, co-axial cable or fibre optic systems and including any facilities for originating, compressing, encrypting, Transmitting or repeating Transmissions;

"DERIVED" has the meaning given to it for the purposes of the Income Tax Assessment Act 1936;

"EQUIPMENT" means the subscriber reception equipment specified from time to time by the Franchisor after due consultation with the Franchisee including any replacement subscriber reception equipment determined to be reasonably required due to changes in available technology or because specified equipment is not reasonably available;

"FORCE MAJEURE" means a circumstance beyond the reasonable control of a party which occurs without the fault or negligence of the party affected and includes civil disturbance or commotion, strikes, acts of God, war, blockade, revolution, riot, earthquake, flood, storm, tempest, other natural calamities, technology or equipment failure or malfunction, prolonged atmospheric interference with Transmission, non-performance of any obligation by any third party and legal or governmental enactment, order, requirement or regulation;

"FRANCHISEE APPROVALS" means any licences, registrations, approvals or other requirements necessary or desirable (including from any governmental agency or under any Act) in order to enable the Franchisee to act as a licensee and franchisee of the Franchisor, to use any relevant Delivery System, to provide the Franchisor's Services to Subscribers and to carry on the Business, during the Term and in the Regions;

"FRANCHISEE GROUP" means the Franchisee and any of its subsidiaries from time to time (it being understood that this does not include Controlled Entities);

"FRANCHISEE INFORMATION" means any Confidential Information created by or for and belonging to the Franchisee including any information provided to the Franchisor by the Franchisee pursuant to Clause 6 and including all information relating to any Subscriber;

"FRANCHISEE REPORT" means the monthly report envisaged in Clause 6.2;

"FRANCHISOR APPROVALS" means any licences, registrations, approvals or other requirements necessary or desirable (including from any governmental agency or under any Act) in order to enable the Franchisor to use the Franchisor's Delivery System and to provide the Franchisor's Services and the Programs, during the Term and in the Regions;

"FRANCHISOR'S DELIVERY SYSTEM" means any Delivery System owned by, licensed to or used by the Australis Group at any time during the Term for the Transmission of the Franchisor's Services for access in the Regions;

"FRANCHISOR'S PROPRIETARY RIGHTS" includes:

(a)  the Trade Marks;

(b)  Confidential Information other than the Franchisee Information;

(c)  the Business Names;

(d) copyright and other industrial and intellectual property rights in all materials (including marketing materials) supplied by the Franchisor to the Franchisee for or in connection with the Business;

(e)  the Compliance Notes; and

(f) subject to this Agreement, any and all other rights, titles or interests owned by, licensed to or used by the Australis Group in respect of the Equipment, the Franchisor's Subscriber Management System, the Franchisor's Delivery System, the Software, the Program Guide, the Franchisor's Services and the Programs;

"FRANCHISOR'S SERVICES" means, subject to Clause 3.10, the Services to be Transmitted by or through the Australis Group during the Term as specified in Schedule Two, together with any additional Services which are agreed to be Franchisor's Services from time to time;

"FRANCHISOR'S SUBSCRIBER MANAGEMENT SYSTEM" means any Subscriber Management System owned by, or licensed to be used by, the Australis Group for or in connection with the Franchisor's Services in respect of past, present and prospective subscribers;

"FURTHER TERM" means any further term for this Agreement as envisaged in Clause 24;

"GOVERNMENTAL AGENCY" includes all governments and municipal councils, together with all governmental, quasi-governmental, council or regulatory ministries, departments, bodies, agencies, instrumentalities, enterprises and authorities, including the Australian Broadcasting Authority, the Trade Practices Commission and the Australian Stock Exchange Limited;

"GROUP PROMOTION SERVICE" means the marketing, advertising and promotion service envisaged in Clause 17.1;

"GROSS REVENUES" means all amounts derived by the Franchisee as Subscription Fees (but, for the avoidance of doubt, this does not apply to equipment);

"INITIAL PERIOD" means, in relation to each Region, the period of 4 (four) years from the Commencement Date in respect of that Region;

"INSURANCES" means the necessary and prudent insurances envisaged in Clause 20.1(a);

"MDS" means microwave multipoint distribution systems regulated under the Radcom Act;

"MDS LICENCES" means licences for the operation of MDS Transmitters issued by the Spectrum Management Agency under the Radcom Act;

"MINIMUM SUBSCRIBER LEVEL" means, in relation to each Region, the number from time to time equal to the percentage specified in Schedule Three by Region of occupied private dwellings within the Region to which the Franchisor's Services can be provided by use of satellite, MDS or any other existing means of delivery available to the Franchisee, without any material technical impairment;

"NET REVENUES", in an Accounting Period, means Gross Revenues less Agreed Costs;

"NOMINATED CUSTOMERS" means up to 10 persons nominated from time to time by the Franchisee in each Region, to which the Franchisor's Services may be provided free of charge;

"OTHER AGREED FEES" means the following costs:

(a) where an amount is incurred or derived by the Australis Group as a direct Cost arising out of or in connection with the Transmission of Franchisor's Services to Subscribers, which is of a nature over and above those costs normally related with the activities of the Franchisor (such as telephone charges incurred in the performance of designated activities such as customer retention activities, bank and government fees and charges, postage and stationery costs, locked bag costs, direct debit, credit card and other collection charges, cheque dishonour fees and the like), the amount of that Cost for the Australis Group servicing the relevant Subscribers over and above the cost for the Australis Group servicing all subscribers as calculated in accordance with generally accepted Australian accounting principles;

(b)  the Additional Fixed Fee; and

(c) any other amount incurred or derived by the Australis Group which is notified in advance by the Franchisor to the Franchisee and in respect of which the prior written consent of the Franchisee which shall not be unreasonably withheld has been obtained (provided that if the Franchisee does not give its consent in respect of the expenditure of any such amount the Franchisor shall be relieved of its obligations under this Agreement to make such expenditure);

"PREFERRED CUSTOMERS" means the persons nominated by the Franchisee in each Region with the prior written consent of the Franchisor which shall not be unreasonably withheld, to which the Franchisor's Services may be provided at a discount to the Recommended Subscription Fee as prescribed by the Franchisor;

"PROGRAM FEES" means, in Clause 7.1, in respect of all Costs (including any residuals) incurred in respect of any Accounting Period by the Australis Group pursuant to agreements negotiated at arms length in respect of the licence to the Australis Group of the rights to supply the Programs in Australia by means of the Franchisor's Delivery System to subscribers, the proportion that the number of Subscribers bears to the total number of subscribers including the Subscribers to each of the Franchisor's Services throughout Australia (regardless of whether such Franchisor Services are offered as part of a package of Franchisor Services or are offered alone to subscribers), calculated at the end of each Accounting Period and calculated on a Service by Service basis (it is understood that the Franchisee will be consulted in relation to the negotiation of the Program Fees);

"PROGRAM GUIDE" means the program guide envisaged in Clause 16.6

"PROGRAMS" means the programming, programs and content included in the Franchisor's Services including cinematograph films and sound recording;

"RADCOM ACT" means the Radiocommunications Act 1992;

"RECOMMENDED SUBSCRIPTION FEE" means the amount recommended by the Franchisor to be charged in each Region by the Franchisee to Subscribers in respect of the reception of the Franchisor's Services and the lease, rental or provision of any Equipment (except replacement equipment, where applicable). The Franchisor may not recommend such an amount or variation to such an amount more than once in any 6 month period, without the prior written consent of the Franchisee. Subject to the law, the Recommended Subscription Fee may not be greater than the lowest subscription fee charged by Australis or any franchisee of Australis it being understood that special pricing may occur in specific regions for limited periods. It is understood further that such special pricing will not affect the determination of the "lowest subscription fee to be charged", so long as the Franchisee is notified in writing of such special pricing on a timely basis;

"REGION" means each of the areas described in Schedule 1 and depicted in the maps attached as Exhibit 1;

"SECURITIES" has the meaning given to it in the Corporations Law;

"SERVICES" means:

(a)  broadcasting services;

(b)  services providing data or text;

(c)  services providing telecommunications;

(d) services that make programs available on demand on a point-to-point basis including a dial-up service;

(e) services providing the Programs (other than the services referred to in (a), (d), (f), (g) and (h));

(f)  interactive services;

(g)  pay-per-view services; and

(h) any other services or programming made available by the Franchisor or the Franchisee to any subscribers on any Delivery System (not otherwise referred to in (a) to (g) above);

"SERVICE FEE" means the monthly fee envisaged in Clause 7.1;

"SOFTWARE" means the computer software designated by the Franchisor as the software for the Franchisor's Subscriber Management System, together with any materials, manuals, operating releases or other associated or additional information;

"SPECIFICATIONS" means the full specifications for the Subscriber Management System envisaged in Clause 11.1;

"SPECIFIED PERIOD" means the period of 2 years after the end of the Term;

"SUBSCRIBER" means a person who enters into a Subscriber Contract with the Franchisee, for the supply of the Franchisor's Services;

"SUBSCRIBER CONTRACT" means the contract between the Franchisee and each subscriber for the provision of any Services by the Franchisee:

(a) in relation to satellite services in the form prescribed by the Franchisor; and

(b) in relation to MDS and cable services, in the form prescribed by the Franchisee (which the Franchisee will provide to the Franchisor for comment and which, to the extent commercially practicable, will be consistent with the subscriber contact for satellite services).

"SUBSCRIBER MANAGEMENT SYSTEM" means the procedures and systems (including any Confidential Information and any Software) for the management, administration and servicing of subscribers to any Services, including procedures or systems for:

(a)  responding to enquiries from past, present and prospective subscribers;

(b)  taking orders from present and prospective subscribers;

(c) arranging and scheduling installations of Equipment for prospective subscriber and removals of Equipment from past subscribers;

(d) entering, retaining, analysing, retrieving and reporting on all data concerning subscribers;

(e)  recording details of Subscriber Contracts;

(f) invoicing subscribers for Subscription Fees and all other amounts payable by subscribers for or in connection with any Services;

(g) collecting Subscription Fees and all other amounts payable by subscribers for or in connection with any Services;

(h)  authorising the installation of Equipment;

(i) depositing Subscription Fees and all other amounts payable by subscribers for or in connection with any Services into the Bank Account;

(j) informing the Franchisee of all services or assistance reasonably requested by subscribers, including in relation to:

     (1)  maintenance, repair, servicing and replacement of Equipment;

     (2)  enquiries concerning Programs or Services;

     (3)  complaints;

(k)  coding all subscribers in Regions as customers of the Franchisee;

(l) collating information to be contained in Franchisee Reports and all management information reports in the same manner and form as produced in relation to the Franchisor's other subscribers;

(m)  encrypting or otherwise restricting access to any Services; and

(n) providing to the Franchisee particulars of all matters referred to in Clause 6.2 insofar as they relate to the Subscribers, cross-referenced to a subscriber identification number and a Subscriber Contract number;

"SUBSCRIPTION FEES" means all amounts payable by Subscribers pursuant to Subscriber Contracts in respect of the reception of the Franchisor's Services and the lease or rental of any Equipment (but not including any amounts payable by Subscribers for any Services which are not Franchisor's Services);

"TAXES" means any sales taxes, goods or services taxes or other charges, imposts, expenses or duties which, pursuant to any Act are levied by any governmental agency on Subscribers or the Franchisee in respect of the provision, delivery or receipt of the Franchisor's Services and which are charged directly by the Franchisee to Subscribers;

"TERM" means, in relation to each Region, the period commencing on the date of this Agreement and ending 10 years after the Commencement Date and includes the Further Term if granted pursuant to Clause 24;

"TRADE MARKS" means the trade marks, service marks, logos and designs used from time to time by the Australis Group in connection with the Franchisor's Services which are specified as Trade Marks by the Franchisor;

"TRAINING PROGRAM" means the training program to be provided by the Franchisor as envisaged in Clause 10;

"TRANSMISSION" includes provision, delivery, broadcasting, diffusion, reproduction, supply and performance;

"VALUERS" means either:

(a) 2 duly qualified independent persons nominated as envisaged in Clause 25.8(a); or

(b) 3 duly qualified independent persons being the 2 persons referred to in sub-paragraph (a) above and a third person nominated as envisaged in Clause 25.9(a);

as the case may be.

Words defined in the BSA or in the Copyright Act 1968 shall have the same meaning in this Agreement.

1.2  In this Agreement, unless the context shall otherwise require:

     (a)  words importing the singular shall include the plural and vice versa;

     (b)  all sums are payable in Australian dollars;

     (c)  Clause headings shall be disregarded;

     (d) all warranties shall, during the Term, have the force and effect of conditions;

     (e) all warranties, representations and undertakings survive completion of this Agreement but any such warranties, representations and undertakings which relate to the existing status of a party are limited to 3 years;

     (f) the word 'person' means and includes a natural person, a company, a governmental agency or other authority or association (incorporated or unincorporated);

     (g) references to any party to this Agreement or any other document or agreement shall include its successors or permitted substitutes or assigns;

     (h) references to any document or agreement (including this Agreement) include references to such document or agreement as amended, novated, supplemented or replaced from time to time;

     (i) except where followed directly by the word 'only', the terms 'includes' or 'including' will mean 'includes, but is not limited to' and 'including, but not limited to' respectively, it being the intention of the parties that any enumeration after those words is illustrative and not exhaustive;

     (j) references to Clauses, Annexures, Exhibits and Schedules are references to Clauses of and annexures, exhibits and schedules to this Agreement;

     (k) references to any legislation or to any section or provision of any legislation include any statutory modification or reenactment or any substituted statutory provision and all ordinances, by-laws, regulations and other statutory documents issued thereunder;

     (l) no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of it;

     (m) a reference to conduct includes any omission, statement or undertaking, whether or not in writing; and

     (n) if a word is given a certain meaning or interpretation, words derived from it or from which it is derived will be given a corresponding meaning.

1.3 Any reference in this Agreement to a calculation or payment being made in respect of a particular number of subscribers (including Subscribers) from time to time shall be made by reference to the number of relevant subscribers as an average during the applicable Accounting Period.

2.   CAPACITY OF FRANCHISOR AND FRANCHISEE

2.1 The Franchisor agrees to procure that each of the persons or companies in the Australis Group which from time to time has rights in relation to the Equipment, the Franchisor's Subscriber Management System, the Franchisor's Proprietary Rights, the Software, the Programs, the Franchisor's Services or the Franchisor's Delivery System will make those rights available to the Franchisor or will otherwise conduct itself so as to enable the Franchisor to perform and observe its obligations under this Agreement in accordance with its terms and as if each of the companies in the Australis Group were bound by the Agreement as Franchisor.

2.2 The Franchisee agrees to procure that each of the persons or companies in the Franchisee Group which from time to time has rights in relation to the Equipment, any Subscriber Management System, the Software, the Programs, any Services, any Delivery System or any other matter relevant to this Agreement will make those rights available to the

     Franchisee or will otherwise conduct itself so as to enable the Franchisee to perform and observe its obligations under this Agreement in accordance with its terms and as if each of the companies in the Franchisee Group were bound by the Agreement as Franchisee.

3.   APPOINTMENT OF FRANCHISEE

3.1 The Franchisor grants to the Franchisee and the Franchisee accepts from the Franchisor, in respect of each Region during the Term, subject to and on the terms of this Agreement:

     (a)  an exclusive licence and franchise:

          (1) to supply or offer to supply the Franchisor's Services and the Equipment; and

          (2)  to Transmit the Franchisor's Services and the Programs; and

     (b)  an exclusive licence and franchise;

          (1)  to use the Franchisor's Proprietary Rights;

          (2)  to access and use the Franchisor's Delivery Systems; and

          (3) to access and use the Franchisor's Subscriber Management System including the Software.

3.2 Further to Clause 3.1, the Franchisor agrees with the Franchisee that the Franchisor shall, in each Region throughout the Term, procure or make available to the Franchisee, on the terms of this Agreement:

     (a)  the Franchisor's Services in the manner as envisaged in Clause 14;

     (b)  the Programs incorporated into the Franchisor's Services;

     (c) access to means of supply of the Equipment requested by the Franchisee as envisaged in Clause 8;

     (d) access to and use of the Franchisor's Delivery System only for the delivery of Franchisor's Services to Subscribers and as envisaged in Clauses 5 and 14;

     (e) access to and use of the Franchisor's Subscriber Management System for the delivery of Franchisor's Services to Subscribers and for the delivery of other Services by the Franchisee where agreed pursuant to clause 11.1;

     (f)  access to the Training Program as envisaged in Clause 10;

     (g) a copy of all marketing, advertising and promotion materials produced or arranged by the Franchisor as envisaged in Clause 16 and 17;

     (h) a Program Guide relating to the Programs available on the Franchisor's Services as envisaged in Clause 16.6;

     (i) at the discretion of the Franchisor, a copy of all material information (including Confidential Information) owned by the Franchisor or otherwise in its possession and not liable to confidentiality obligations to any other person reasonably requested by the Franchisee to enable the Franchisee to perform its obligations under this Agreement or to carry on the Business insofar as it relates to the Franchisor's Services; and

     (j) at the discretion of the Franchisor, all assistance reasonably requested by the Franchisee in connection with the supply of the Franchisor's Services to Subscribers;

          Provided that the Franchisee shall reimburse to the Franchisor any Costs incurred by the Franchisor in providing the things referred to in subparagraphs (h), (i) or (j) of Clause 3.2.

3.3 Subject to the terms of this Agreement and except to the extent any claim, loss or damage is caused by or in connection with any act, omission or breach by the Franchisor, the Franchisee agrees to indemnify and hold harmless the Australis Group against and from any and all claims, losses and damages (including legal fees on a solicitor and own client basis) arising out of or in connection with the conduct of the Business by the Franchisee.

3.4 The Franchisor agrees that it shall not, except as envisaged in Clauses 3.7, 3.8, 3.9, 3.10 or 14, Transmit or grant or permit to be granted to third parties any licence or right to Transmit in any manner or by any means whatsoever the Programs or the Franchisor's Services or any Services, during the Term and in the Regions, and the Franchisor agrees:

     (a) except as envisaged in Clauses 3.9 or 3.10, not to procure any Subscribers within any Region;

     (b) not to denigrate or discriminate against (other than in exercise of its rights under this Agreement) in any manner whatsoever the Business or the Franchisee (but for the purposes of this Clause it shall not be regarded as discrimination if the Franchisor contracts any other franchise outside the Regions on terms different to this Agreement including in relation to the Service Fee); and

     (c) not to bid for, acquire or seek to acquire MDS Licences or engage in any cable subscription television activities in any Region at any official public auction or other allocation instigated or run by any governmental agency, without the prior written consent of the Franchisee or shall not in competition (such competition to be bona fide) to the Franchisee acquire or hold any direct or indirect voting or economic interest in or otherwise have any board or management control of holders of MDS Licences in any Region.

3.5 The Franchisee acknowledges that the Australis Group may not from time to time have exclusive rights to Transmit the Programs, during the Term and in the Regions, but the Franchisor shall procure that the Australis Group uses its best endeavours to acquire such exclusive rights.

3.6  Intentionally omitted.

3.7 Other than in regard to the Services referenced in Schedule 2(a), if, at any time during the Term, the Australis Group intends to commence any Service or Franchisor Service which may be Transmitted in any Region, the Franchisor shall give notice of that intention to the Franchisee. The Franchisor and the Franchisee shall then attempt to negotiate in good faith a basis on which the Franchisee would acquire the sole and exclusive licence and franchise for that Service, during the Term and in each relevant Region. If agreement cannot be reached between the parties with respect to those matters within 60 days of first notice to the Franchisee, the Franchisor may specify in an offer terms on which it would be prepared to grant to the Franchisee the sole and exclusive licence and franchise for that Service, during the Term and in each relevant Region. The Franchisee may accept that offer at any time within a further 60 days. If the Franchisee does not accept that offer, the Franchisor shall be free to supply that Service in each relevant Region to any other person or by itself on terms no more favourable than those offered to the Franchisee. In those circumstances, the Franchisor will be entitled to Transmit that Service by means of satellite, but not by means of MDS or cable, to Subscribers for reception using the Equipment supplied to those Subscribers as envisaged in this Agreement at no cost to the Franchisor. If the Franchisee has the right to Transmit a Service in any Region pursuant to this Clause, the Franchisee shall, within 15 months from the date of expiry of the period in which the offer referred to in this clause could have been accepted either:

     (a)  commence the provision of that Service to its Subscribers; or

     (b) at its sole discretion, enter into a sublicence agreement with a third party for the provision of that Service in the Regions.

     Subject to Clause 3.12A and to Clause 3.7(b) above, this Clause shall not limit in any way the right of the Australis Group to commence and operate as a principal and not through a franchise any Service in Australia, other than in any Region.

3.8 If, at any time during the Term, the Franchisee Group intends to promote, develop, finance and distribute any Service which is intended to be Transmitted outside the Regions, the Franchisee shall give notice of that intention to the Franchisor. The Franchisor and the Franchisee shall then attempt to negotiate in good faith a basis on which the Franchisor may acquire the sole and exclusive licence for that Service during the Term outside the Regions throughout Australia. If agreement cannot be reached between the parties with respect to those matters within 60 days of first notice to the Franchisor, the Franchisee may specify in an offer terms on which it would be prepared to grant to the Franchisor the right to acquire the sole and exclusive licence for that Service during the Term outside the Regions throughout Australia. The Franchisor may accept that offer at any time within a further 60 days. If the Franchisor does not accept that offer, the Franchisee shall be free to supply that Service outside the Regions throughout Australia to any other person or by itself on terms no more favourable than those offered to the Franchisor. The Franchisor will consider in good faith permitting the Franchisee to use the Franchisor's Subscriber Management System in respect of the Service on reasonable commercial terms in respect of subscribers both in and outside the Regions. If the Franchisor has the right to Transmit a Service outside the Regions under this Clause 3.8, the Franchisor shall, within 15 months from the date of expiry of the period in which the offer referred to in this clause 3.8 could have been accepted, either:

     (a)  commence the provision of its Service to its Subscribers; or

     (b) at its sole discretion enter into a sublicence agreement with a third party for the provision of that Service outside of the Regions.

3.9  Subject to Clause 3.15, if:

     (a) the Franchisee does not commence the Transmission of any of the Franchisor's Services to Subscribers in any Region within 3 months of the Commencement Date; or

     (b) by the end of the period of 4 years from the Commencement Date in respect of any Region, the Franchisee fails to achieve the Minimum Subscriber Levels required by Clause 5.2(b);

     the Franchisor may, by notice to the Franchisee, terminate the rights of the Franchisee under this Agreement in respect of that Region. In the event of any such termination, the provisions of Clauses 25.6 to 25.11 shall apply mutatis mutandis in respect of the termination of this Agreement in respect of that Region. Further, in that event, the Franchisor shall be free to Transmit the Franchisor's Services and the Programs in the relevant Region during the Term, including to past Subscribers, or to grant or permit to be granted to third parties a licence or right to Transmit in any manner or by any means whatsoever the Programs and the Franchisor's Services in the relevant Region during the Term, including to any past Subscribers.

3.10 Subject to Clause 3.15, if:

       (a) the Franchisee (or a sublicensee appointed in respect of a Franchisor's Service does not commence the Transmission of any particular 1 or more of the Franchisor's Services pursuant to
            Schedule 2(a) in any Region within 3 months of the Commencement Date or, in respect of a Franchisor's Service or a Service specified as envisaged in Clause 3.7, within 15 months of being so specified; or

       (b) subject to clause 3.7, having commenced Transmission of the Franchisor's Services in a Region, the Franchisee discontinues such Transmissions for more than one (1) week in the aggregate during any 1 month period;

       the Franchisor may, by notice to the Franchisee, terminate the rights of the Franchisee under this Agreement in respect of that Franchisor's Service in respect of that Region. Further, in that event, the Franchisor shall be free to Transmit that Franchisor's Service and the relevant Programs in the relevant Region during the Term, including to past Subscribers, or to grant or permit to be granted to third parties a licence or right to Transmit in any manner or by any means whatsoever the relevant Programs and that Franchisor's Service in the relevant Region during the Term, including to any past Subscribers. In no event shall the Franchisee be liable to the Franchisor for any sublicensee discontinuing or failing to commence the Transmission of any Franchisor's Service.

3.11 Notwithstanding any other provision of this Agreement, the Franchisor and the Franchisee agree that this Agreement shall be deemed to be a separate and independent agreement in relation to each Region and, without limiting the generality of the foregoing, any breach by the Franchisee of this Agreement in relation to a Region shall not affect the Franchisee's rights or entitlements in connection with any other Region.

3.12   Intentionally deleted.

3.12A Subject to clause 3.7, Franchisor agrees to specify as a Franchisor's Service each Service Transmitted by the Australis Group from time to time in respect of which the Australis Group has Transmission rights in the Regions and which are subscription television broadcasting services, subscription radio broadcasting services, subscription television narrowcasting services or subscription radio narrowcast services (including any pay-per-view or pay-per-listen services).

3.12B Subject to this Agreement, the Franchisor shall not cease the supply of any Franchisor's Service to the Franchisee if the same Franchisor's Service is provided by the Franchisor anywhere in Australia.

3.13 Both parties acknowledge that they may not be able to prevent, and are not responsible or liable for, persons, not being Subscribers, pirating, receiving or Transmitting the Franchisor's Transmissions within the Regions during the Term without the Franchisee's or the Franchisor's consent. However, both parties agree to use their best endeavours to prevent all pirating within the Regions.

3.14   Intentionally deleted.

3.15 Notwithstanding any other provision of this Agreement, the Franchisor shall not be entitled to terminate this Agreement or to exercise any other right of termination (including pursuant to Clauses 3.9 or 3.10) if the Franchisee pays to the Franchisor when due the Service Fee calculated on the basis that the Minimum Subscriber Level has been achieved or maintained, notwithstanding that, in fact, the Franchisee may not have achieved or maintained the Minimum Subscriber Level in any Region.

4.   APPROVALS

4.1  The Franchisee shall:

     (a) do all things lawfully necessary to seek and obtain all Franchisee Approvals within the times required in order for the Franchisee to perform this Agreement;

     (b) obtain and pay for and upon request provide copies to the Franchisor of all Franchisee Approvals;

     (c) ensure that all Franchisee Approvals are kept current during the Term; and

     (d) notify the Franchisor promptly and in any event within 2 Business Days if any Franchisee Approval or other authorisation which is essential to the conduct of the Business is repealed, revoked or terminated or expires or is modified or amended in any manner, provided that nothing in this Agreement shall oblige the Franchisee to acquire any MDS Licences or any Delivery System.

4.2 The Franchisor shall at the Franchisee's cost give all reasonable assistance necessary to enable the Franchisee to obtain all Franchisee Approvals, including to enable the Franchisee (if required by law to do so) to obtain and maintain licences under the BSA.

4.3  The Franchisor shall:

     (a) do all things lawfully necessary to seek and obtain all Franchisor Approvals within the times required in order for the Franchisor to perform this Agreement;

     (b) obtain and pay for and provide copies to the Franchisee of all Franchisor Approvals;

     (c) ensure that all Franchisor Approvals are kept current during the Term; and

     (d) notify the Franchisee promptly and in any event within 2 Business Days if any Franchisor Approval or other authorisation which is essential to the conduct of the Business is repealed, revoked or terminated or expires or is modified or amended in any manner.

4.4 The Franchisee shall at the Franchisor's cost give all reasonable assistance necessary to enable the Franchisor to obtain all Franchisor Approvals, including to enable the Franchisor to obtain and maintain licences under the BSA.

5.   CONDUCT OF BUSINESS

5.1 During the Term and in each of the Regions, the Franchisee shall at all times diligently carry on the Business (including complying with all of its obligations under Clause 5.2) with all due care and skill and as vigorously, competitively, profitably and efficiently as possible.

5.2  In accordance with this Agreement, the Franchisee shall:

     (a)  intentionally deleted;

(b) at all times in each Region use its best endeavours to achieve and maintain the requisite Minimum Subscriber Level;

(c) at all times use its best endeavours to procure Subscribers in the Regions for the Franchisor's Services;

(d)  Intentionally deleted;

(e)  Intentionally deleted;

(f) at all times contract Subscribers (including Nominated Customers and Preferred Customers) on the terms of the prescribed Subscriber Contract;

(g)  at all times maintain and operate the Bank Account;

(h) on a regular basis as reasonably prescribed by the Franchisor carry out Advertising and sell or distribute to all Subscribers a Program Guide as agreed;

(i) at all times use the Business Names and the Trade Marks in connection with the Franchisor's Services as reasonably prescribed by the Franchisor but not otherwise;

(j) at all times use its best endeavours to provide all of the Franchisor's Services in each Region, using all Delivery Systems owned by, licensed to or used by the Franchisee;

(k) at any time, if the Franchisee is unable to provide all of the Franchisor's Services in any Region, provide only those Franchisor's Services agreed by the Franchisor and Franchisee in that Region (subject to any restrictions on the Franchisor under any agreement or arrangement with any third party);

(l) subject to Clause 14 at all times Transmit the Franchisor's Services to Subscribers in their entirety and without interruption, on the dates and at the times scheduled by the Franchisor;

(m) subject to the Franchisor's delivery of the signal in accordance with Clause 14, at all times ensure that all Transmissions originated by the Franchisee have (subject to receipt from the Franchisor of a signal which permits the same) a signal of reasonable technical quality;

(n) at all times hold and deposit into the Bank Account moneys received from Subscribers properly and promptly and in any event within 5 Business Days of receipt;

(o) at all times comply with all applicable laws and all conditions and requirements imposed by any governmental agency or under any Act (including all foreign ownership requirements imposed by any Act); and

(p) at all times comply with the Compliance Notes and the reasonable requirements of any CAST Code;

and the Franchisee shall not:

(q) at any time refuse to procure any particular subscriber or subscribers generally in any Region, area or suburb without good and reasonable cause;

(r) subject to any separate written agreement with the Franchisor at any time procure any subscribers outside of the Regions for the Franchisor's Services;

(s) at any time vary any satellite Subscriber Contract without the prior written consent of the Franchisor;

(t) subject to the law, at any time charge less than the Recommended Subscription Fee in respect of the reception of the Franchisor's Services and the lease, rental or other provision of any Equipment (except replacement equipment, where applicable), and, in addition the Franchisee may charge a lesser fee if, in its reasonable opinion, there is a business need to charge less than that fee, and either:

     (1)  the Franchisor has agreed to that lesser fee; or

     (2) the Franchisee continues to pay the Franchisor fees under clause 7.1 as if that lesser fee was not being charged;

(u) subject to the law, at any time charge less than the fee recommended by the Franchisor in respect of the purchase of any Equipment or the provision of the Program Guide provided that the fee is not greater than the lowest equivalent fee charged by Australis or any franchisee of Australis; and, in addition, the Franchisee may charge a lesser fee if, in its reasonable opinion there is a business need to charge less than that fee, and either:

     (1)  the Franchisor has agreed to that lesser fee; or

     (2) the Franchisee continues to pay the Franchisor fees under clause 7.1 as if the lesser fee was not being charged;

(v) without prior notice to the Franchisor, sell, market or promote the Franchisor's Services with any other Services and in any event will not so sell, market or promote these services in a manner which will bring the Franchisor into disrepute or subject to legal action;

(w) at any time add to, edit or in any way interfere with the Franchisor's Services in the form in which they are provided by the Franchisor to the Franchisee for delivery to Subscribers;

(x) not Transmit any other Services, unless at that time the Franchisee is Transmitting at least eight (8) (plus two (2) ABC Programmes if offered) if offered of the Franchisor's Services in Schedule 2(a) or that denigrates or otherwise brings into disrepute in any manner the Franchisor's Services, the Programs or the Franchisor,

(y) at any time without the prior written consent of the Franchisor, which shall not be unreasonably withheld, acquire or hold any direct or indirect economic or voting interest in or otherwise have board or management control of any other franchise granted by the Australis Group or by any person associated or affiliated with the holder of any satellite subscription television broadcasting licence; and

(z) at any time without the prior written consent of the Franchisor, which shall not be unreasonably withheld, acquire or hold any direct or indirect economic or voting interest in or otherwise have board or management control of any owner or licensee of any Services, any Delivery System or any Subscriber Management System,

provided however that the Franchisee may:

(aa) subject to the BSA, to limitations imposed in the Franchisor's agreements with third party suppliers of Programs or Services and to the reasonable requirements of any CAST Code, insert up to 4 minutes per hour of advertising or programming per Service into the Franchisor's Services (the revenue from which shall remain the sole property of the Franchisee); and

     (ab) use its own business names, brand names or marks in connection with the Business as envisaged in Clause .

5.3 Subject to the terms of this Agreement and except to the extent that any claim, loss or damage is caused by or in connection with any act, omission or breach of this Agreement by the Franchisor, the Franchisee agrees to indemnify and hold harmless the Australis Group against and from any and all claims, losses and damages (including legal fees on a solicitor and own client basis) arising out of or in connection with any breach by the Franchisee of its obligations under this Agreement including its particular obligations under Clauses 5.1 and 5.2.

5.4 The Franchisor has given no warranty or guarantee as to the performance or potential performance of the Business or any benefits which might flow to the Franchisee from carrying on the Business.

5.5 The Franchisee and the Franchisor will co-operate in good faith to facilitate the use by the Franchisee of any sub-carrier capacity accessible to the Australis Group which may not be in use or proposed for use by the Australis Group at any particular time for the purpose of enabling the Franchisee to operate, manage and control the Business provided that any arrangements shall be at no cost to the Franchisor, shall not result in any loss of revenues by the Australis Group and shall be terminable on a minimum of 60 days written notice by the Australis Group.

6.   REPORTS AND RECORDS

6.1  The Franchisee shall:

     (a) keep complete and proper books and records of all moneys received and expended, all assets acquired, arising or disposed of and all liabilities incurred, reduced or released in connection with the Business;

     (b) ensure that those books and records are prepared in accordance with the requirements of the Corporations Law and generally accepted Australian accounting principles;

     (c) ensure that those books and records show a true and fair view of all transactions and the financial and contractual position of the Franchisee and, where applicable, the Franchisor with respect to the Business;

     (d) appropriately organise and store all invoices, timesheets, bank statements, accounts, agreements and other documents relating to the Business; and

     (e) prior to the establishment of books and records in respect of the Business, consult with and obtain the prior written consent of the Franchisor or its auditors as to the form of those books and records.

6.2 Subject to Clause 19 the Franchisee shall deliver to the Franchisor within 14 days after the last day of each Accounting Period during the Term a report in a form reasonably required by the Franchisor and duly completed and signed by or on behalf of the Franchisee. Such report shall, unless otherwise specified by the Franchisor, show such information reasonably prescribed by the Franchisor in connection with the Franchisee's performance of this Agreement (including information from time to time required to be provided to a third party under any agreement).

6.3 Without limiting the generality of Clause 6.2 and subject to Clause 6.6, the Franchisee shall:

     (a) deliver to the Franchisor within 30 days after the last day of each calendar quarter a quarterly statement of Gross Revenues, Agreed Costs, Net Revenues and Other Agreed Fees prepared in accordance with the requirements of the Corporations Law and generally accepted Australian accounting principles;

     (b) deliver to the Franchisor as soon as available but not later than 75 days after 30 June of each year an audited annual report for the previous 12 month period stating numbers of new and total Subscribers, amounts of Gross Revenues, Agreed Costs, Net Revenues and Other Agreed Fees and a calculation of the Service Fee payable compared to the Service Fee paid, together with such other information reasonably prescribed by the Franchisor in connection with the Franchisee's performance of this Agreement, prepared in accordance with the requirements of Clause 6.1; and

     (c) provide to the Franchisor such other reports in form and substance as shall be reasonably specified from time to time by the Franchisor.

6.4  The Franchisee:

     (a) shall, upon reasonable notice, and at convenient places, give to the Franchisor on request such information and copies of such documents in relation to its financial condition or the Business as the Franchisor may reasonably request;

     (b) shall provide the Franchisor and its nominees on reasonable request and at reasonable times and places with unrestricted access to all books, records, statements and documents maintained or kept by the Franchisee in connection with the Business and this Agreement including books, records, statements and documents stored in computerised form;

     (c) shall give to the Franchisor and its nominees on reasonable request and at reasonable times and places the further right to conduct or supervise a physical inspection of the Business premises and any other premises used by the Franchisee in connection with the Business;

     (d) shall fully co-operate with representatives of the Franchisor making, conducting, supervising or observing any inspection under this Clause provided that the inspection shall not interfere with the normal operation of the Business;

     (e) shall, on notification that the Business does not meet the agreed requirements of the Franchisor in respect of books and records, correct such deficiencies within a reasonable time;

     (f) shall give to the Franchisor and its auditors the right at any time during normal business hours, with prior reasonable notice to the Franchisee, to audit or cause to be audited the books, records, statements and documents which the Franchisee is required to permit the Franchisor access to under this Clause or which the Franchisee is required to maintain under Clause 6.1; and

     (g) shall fully co-operate with the Franchisor or its auditors conducting any audit and, if any audit should disclose an understatement of Gross Revenues or Net Revenues for any period, the Franchisee shall pay to the Franchisor within 10 Business Days after receipt of the audit report, any amount due as the amount of such understatement and, if any audit should disclose an understatement of at least 5% of total Gross Revenues or Net Revenues, the Franchisee shall also pay to the Franchisor within 10 Business Days after receipt of the audit report, the cost of such audit;

     provided that in each case the Franchisor shall give the Franchisee not less than 5 Business Days written notice of any proposed inspection or audit. Any inspection or audit shall take place during normal business hours on a Business Day and not more than once during any 6 month period.

6.5 From time to time on reasonable request the Franchisee shall provide to the Franchisor copies of all business plans, income and expenditure budgets and marketing plans relevant to the Business and all such material shall be Franchisee Information.

6.6 The Franchisor shall assist the Franchisee in obtaining all information or documents required by this Clause 6, to the extent that such information or documents are in the possession of or under the control of the Franchisor. Any period of time referred to in this Clause 6 shall be extended by the period of any delay in the Franchisor providing to the Franchisee any information or documents under the control of or in the possession of the Franchisor.

7.   SERVICE FEE

7.1 During the Term, the Franchisee shall pay to the Franchisor a fee calculated as the higher of:

     (a) 35% of Net Revenues in respect of all Regions in respect of each Accounting Period; and

     (b) after the Initial Period, 35% of Net Revenues which would have been earned (deeming there to be no increase in Agreed Expenses) had the Franchisee complied with Clause 5.2(b) in respect of each Region, or across all Regions on an aggregated Subscriber basis, in respect of each Accounting Period;

     provided that if from time to time:

     (c) the Franchisor has provided to the Franchisee a written statement of the Program Fees in respect of the Accounting Period referred to in paragraphs (a) and (b);

     (d) a director or the chief executive officer of the Franchisor has certified that the Franchisor has not received any Benefits that have not been taken into account for the purposes of that written statement in determining the Program Fees; and

     (e) the Program Fees specified in the written statement are in excess of the fee calculated in accordance with paragraphs (a) and (b);

     the Franchisee must, subject to clause 7.10, pay to the Franchisor an additional fee equal to that excess in respect of each relevant Accounting Period, to a maximum of an additional 15% of Net Revenues.

7.2 For the purpose of calculating the Service Fee payable under Clause 7.1, Agreed Costs may be deducted from or set off against Gross Revenues in the same or other Regions.

7.3 The Franchisee shall pay to the Franchisor the Service Fee in accordance with this Clause. In respect of the first and second Accounting Periods in respect of which a payment is required to be made to the Franchisor as envisaged in Clause 7.1, the Franchisee shall make that payment to the Franchisor at the same time as providing to the Franchisor the relevant Franchisee Report, but in any event not later than 14 days after the last day of the relevant Accounting Period. In respect of each Accounting Period after the second Accounting Period in respect of which a payment is required to be made to the Franchisor as envisaged in Clause 7.1, the following procedure shall apply:

     (a) subject to any deduction which the Franchisee is entitled to make under paragraph (b)(2), not later than the first Business Day of the relevant Accounting Period, the Franchisee shall pay to the Franchisor, as an instalment of the Service Fee, an amount equal to the Service Fee payable by the Franchisee to the Franchisor in the next to last Accounting Period (in respect of which the relevant Franchisee Report should have been delivered to the Franchisor by the 14th day of the last Accounting Period); and

     (b) at the same time as providing to the Franchisor the relevant Franchisee Report:

          (1) where the amount paid by the Franchisee to the Franchisor under paragraph (a) is less than the amount of the Service Fee for the relevant Accounting Period calculated as envisaged in Clause 7.1, the Franchisee shall pay to the Franchisor the amount of the shortfall in the next subsequent Accounting Period; or

          (2) where the amount paid by the Franchisee to the Franchisor under paragraph (a) is not less than the amount of the Service Fee for the relevant Accounting Period calculated as envisaged in Clause 7.1, the Franchisee shall notify the Franchisor that it shall make a deduction equal to the over payment from the amount payable to the Franchisor under paragraph (a) in the next subsequent Accounting Period and the Franchisee shall be entitled to make that deduction.

     At the same time as providing to the Franchisor the audited annual report envisaged in Clause 6.3(b), but in any event within 60 days after 30 June of each year:

     (c) where the amount paid by the Franchisee to the Franchisor in respect of the 12 month period to 30 June is less than the amount of the Service Fee calculated as payable in the audited annual report, the Franchisor shall request a payment from the Franchisee equal to that shortfall and the Franchisee shall pay to the Franchisor the amount of the shortfall within 14 days of that request from the Franchisor; or

     (d) where the amount paid by the Franchisee to the Franchisor in respect of the 12 month period to 30 June is not less than the amount of the Service Fee calculated as payable in the audited annual report, the Franchisee shall request a repayment from the Franchisor equal to the over payment and the Franchisor shall repay an amount equal to the over payment within 14 days after that request from the Franchisee.

7.4 If either party fails to pay to the other any moneys (other than any amounts bona fide in dispute or amounts not able to be calculated accurately on the otherwise due date) payable under this Agreement on the due date, including as envisaged in Clauses 7.3 and 7.6, it shall pay to the other party interest at the rate per annum equal to 4% above the overdraft rate for amounts in excess of $100,000 charged to the first party from time to time by its bankers, accruing on a daily basis on the amount of such moneys from time to time outstanding for the period commencing on the date on which payment was first due and ending on the date on which the first party receives payment of such moneys, such interest to be payable on demand from the first party.

7.5 Fees payable to the Franchisor in respect of pay-per-view Services, and other Services not forming part of the Franchisor's Services, shall be negotiated separately by the parties in accordance with Clause 3.7 and are not included in the Service Fee.

7.6 During the Term, the Franchisee shall pay to the Franchisor all Other Agreed Fees in accordance with this Clause 7.6, in addition to the Service Fee payable from time to time. In respect of the first and second Accounting Periods the Franchisee shall pay the Additional Fixed Fee to the Franchisor at the same time as providing to the Franchisor the relevant Franchisee Report, but in any event not later than 14 days after the last day of the relevant Accounting Period. In respect of each Accounting Period after the second Accounting Period the following procedure shall apply:

     (a) subject to any deduction which the Franchisee is entitled to make under paragraph (b)(2), not later than the first Business Day of the relevant Accounting Period, the Franchisee shall pay to the Franchisor, as an instalment of the Additional Fixed Fee, an amount equal to the Additional Fixed Fee payable by the Franchisee to the Franchisor in the next to last Accounting Period (in respect of which the relevant Franchisee Report should have been delivered to the Franchisor by the 14th day of the last Accounting Period); and

     (b) at the same time as providing to the Franchisor the relevant Franchisee report:

          (1) where the amount paid by the Franchisee to the Franchisor under paragraph (a) is less than the amount of the Additional Fixed Fee for the relevant Accounting Period the Franchisee shall pay, in the next subsequent Accounting Period, to the Franchisor the amount of that shortfall (which in the case of the Additional Fixed Fee will not exceed $4.00 per Subscriber or such maximum Additional Fixed Fee as is applicable); or

          (2) where the amount paid by the Franchisee to the Franchisor under paragraph (a) is not less than the amount of the Additional Fixed Fee for the relevant Accounting Period the Franchisee shall notify the Franchisor that it shall make a deduction equal to the overpayment from the amount payable to the Franchisor under paragraph (a) in the next subsequent Accounting Period and the Franchisee shall be entitled to make that deduction.

     At the same time as providing to the Franchisor the audited annual report envisaged in Clause 6.3(b), but in any event within 60 days after 30 June of each year:

     (c) where the amount paid by the Franchisee to the Franchisor in respect of the 12 month period to 30 June is less than the amount of the Additional Fixed Fee calculated as payable in the audited annual report, the Franchisee shall pay to the Franchisor the amount of the shortfall; or

     (d) where the amount paid by the Franchisee to the Franchisor in respect of the 12 month period to 30 June is not less than the amount of the Additional Fixed Fee calculated as payable in the audited annual report, the Franchisee shall request a repayment from the Franchisor equal to the over payment and the Franchisor shall, subject to its rights in Clause 6.4, repay an amount equal to the over payment within 14 days after that request from the Franchisee.

     The Franchisee shall from time to time pay to the Franchisor any Other Agreed Fees (other than Additional Fixed Fees which are payable as provided above) within 14

     Business Days after the Franchisor has provided to the Franchisee a written statement of any Other Agreed Fees supported, where appropriate, by copies of invoices. The Franchisor may provide such a written statement to the Franchisee at any time.

7.7 Each of the Franchisor and the Franchisee shall use their best endeavours to collect Subscription Fees and all other amounts charged to any relevant Subscribers on a timely basis. If any relevant Subscriber falls into arrears, the Franchisor shall, at the request of the Franchisee, disconnect the relevant Subscriber from receiving the Franchisor's Services in the Regions. The Service Fee payable to the Franchisor shall be adjusted to take account of any bad or doubtful debts due from relevant Subscribers except where the Franchisor's underlying Program agreements prohibit the Franchisor from deducting bad or doubtful debts from its obligations.

7.8 All revenues received by the Franchisor or the Franchisee as Subscription Fees, as payments for the Program Guide or as other Gross Revenues shall be deposited (without diversion or deduction other than for payment of applicable bank and government fees and charges) into the Bank Account.

7.9 The Franchisee shall procure that financial support is obtained in accordance with this Clause 7.9. Upon the Franchisor's written request but not before 1 November 1994, the Franchisee shall procure the provision by a reputable financial institution acceptable to the Franchisor of any additional credit support including letters of credit (in a form and substance similar to that required of the Franchisor) in respect of an amount equal to the Pro Rata Share (as defined below) of any such credit given or procured by the Australis Group to third parties in respect of the supply of Programs. The Pro Rata Share is the proportion that the Minimum Subscriber Level bears to the total number of occupied private dwellings within Australia (including the Regions) to which the Franchisor's Services can be provided by use of satellite, MDS or any other existing means of delivery available to the Franchisor without any material technical impairment, calculated at the date of the Franchisor's request.

7.10 The Franchisee shall have the right during and for a period of 1 year after the Term to inspect and to audit or cause to be audited the books, records, statements and documents which the Australis Group maintain for the purposes of verifying the Franchisor's determinations and calculations of Program Fees and Other Agreed Fees on the same terms as the Franchisor has rights under clause 6.4.

8.   EQUIPMENT

8.1  The Franchisor shall procure the supply to the Franchisee of:

     (a) the same Equipment as is available to the Franchisor in quantities sufficient to conduct the Business as notified by the Franchisee to the Franchisor;

     (b)  at the same price as is available to the Franchisor;

     (c) subject to minimum and maximum order volumes, and to normal order delays, at the same delivery times as are available to the Franchisor;

     (d) subject to the evaluation by the relevant financier of the circumstances of the Franchisee (including credit worthiness and security provision) with the same financing arrangements as are available to the Franchisor (it being understood that the amount of such facilities will be in the region of $80 million to 100 million over a start up period of up to 5 years);

     (e) with the same warranties and guarantees from the manufacturers or suppliers as are available to the Franchisor in respect of the Equipment.

8.2 Subject to Clause 8.3, the Franchisee shall have the absolute discretion to decide whether it will purchase, lease or rent the Equipment, if available subject to the requirements of the relevant manufacturer or supplier and financier of the Equipment.

8.3 The Franchisee shall not obtain any Equipment from any person other than the Franchisor or its nominee, so long as the Equipment is made available to the Franchisee in accordance with subparagraphs (a), (b), (c), (d) and
     (e) of Clause 8.1 and is available for delivery at times and at customary and reasonable industry prices for such equipment (at the time of the relevant Equipment price negotiation) all as reasonably required by the Franchisee.

8.4 The Franchisee shall maintain the Equipment in accordance with the manufacturer's standards.

8.5 The Franchisee shall notify the Franchisor immediately of any defect or malfunction in the Equipment or of any factor causing or threatening damage or destruction of the Equipment which will or is likely to result in interruption or delay of any Service to Subscribers. In the event of interruption of any of the Franchisor's Services to Subscribers by reason of the Equipment malfunctioning or failing, the Franchisee shall promptly and in any event within 2 Business Days notify the Franchisor and both parties shall use their best endeavours to locate and install emergency alternative Equipment (at no cost to the Franchisor and, where reasonably practicable, at the cost of the Equipment supplier or manufacturer) to ensure continuous supply of the Franchisor's Services to Subscribers.

9.   Intentionally deleted.

10.  TRAINING

10.1 Subject to Clause 10.4, the Franchisor will conduct Training Programs to which the nominated employees, agents, contractors and subcontractors of the Franchisee will be invited during the Term. The Training Program shall from time to time encompass the operation, maintenance and use of the Equipment, the Franchisor's Delivery System, the Franchisor's Subscriber Management System, the Franchisor's Services and the Software, together with general business, computer, sales and other techniques involved in relation to the conduct of the Business, and be of sufficient standard and frequency to provide the skills and understanding necessary or desirable to carry on the Business in a business like manner throughout the Term.

10.2 The Franchisee shall ensure that its nominated employees, agents, contractors and subcontractors attend and complete the Training Program.

10.3 The Training Program shall be at locations and for durations as are reasonably convenient to the Franchisee's nominated employees, agents, contractors and subcontractors. Sydney shall be deemed to be a convenient location for this purpose.

10.4 The costs of travel, accommodation and meals required by the Franchisee or its nominated employees, agents, contractors and subcontractors in attending any such Training Program shall be borne by the Franchisee. All additional costs of arranging and conducting the Training Program shall be estimated by the Franchisor and provided to the Franchisee for approval. Where any particular costs are not approved by the Franchisee, the Franchisor shall not be obliged to undertake the relevant action giving rise to those costs. Otherwise, any such additional costs shall be borne by the Franchisor and the Franchisee as agreed between them.

11.  SUBSCRIBER MANAGEMENT SYSTEM

11.1 The Franchisee shall use the Franchisor's Subscriber Management System for satellite delivered Services, and, in the case of cable and MDS delivered Services, subject to appropriate technical specifications to be provided by the Franchisor, subject to consultation with the Franchisee, and to be reasonably agreed by the Franchisor and the Franchisee. It is understood that the intention of the parties is that the Franchisor's Subscriber Management System will be used if it is capable of handling the requirements of the Franchisee in a reasonable and businesslike manner, and on a timely basis.

11.2 Subject to clause 11.1, during and, subject to Clause 25, after the Term, all persons receiving the Franchisor's Services in the Regions shall be deemed to be Subscribers of the Franchisee and coded in the Subscriber Management System as such. During and, subject to Clause 25, after the Term, all data or information concerning the Subscribers in the Subscriber Management System shall be Franchisee Information.

11.3 Subject to clause 11.1, the Franchisor shall act as the agent of the Franchisee in relation to the invoicing and the co-ordination of the collection of Subscription Fees. All transactions with Subscribers shall identify the Franchisee in a form and manner reasonably approved by the Franchisee.

11.4 For the Service Fee and the payment of the Other Agreed Fees the Franchisee shall be entitled to use without any additional cost the Franchisor's customer support and customer service centres and to refer the Franchisee's subscribers to those centres for assistance. However, at its cost the Franchisee shall be entitled to establish its own customer support and customer service centres in Regions.

11.5 The Franchisee shall not:

     (a) use the Software for any purpose other than to operate the Business in accordance with this Agreement;

     (b) sell, rent, lease, lend, sub-licence, transfer or otherwise dispose of the Subscriber Management System or the Software, any associated documents, user manuals or operating releases;

     (c)  alter, decompile, disassemble or reverse-engineer the Software;

     (d)  remove or obscure any copyright or trade mark on the Software;

     (e)  copy, duplicate or otherwise reproduce the Software;

     (f) permit any person to do anything which the Franchisee is not entitled to do under the provisions of this Agreement; or

     (g)  infringe any rights of any person in the Software.

11.6 The Franchisor's Subscriber Management System will at all times during the Term perform and do each of those things referred to in the definition of `Subscriber Management System' in Clause 11 of this Agreement in a businesslike manner and on a timely basis.

11A. TECHNICAL AND SERVICES COMMITTEE

     The Franchisor shall establish a consultative technical and services committee ("Committee") which will consist of representatives of the Franchisor, the Franchisee and of each of the Franchisor's franchisees. Each of the Franchisor and the Franchisee shall be entitled to nominate one representative to participate in the Committee which will meet on a regular basis which in any event shall not be less than once each calendar quarter. The purpose of the Committee is to exchange views and information on the Equipment, the Franchisor's Subscriber Management Service, the Program Guide and on any other matter which relates to the franchises granted by the Franchisor to the franchisees and the common interests of each of the Franchisor and the franchisees. The Franchisor agrees to give views expressed and information provided by, and recommendations of, the Committee due consideration but the Franchisor shall not be bound to comply with or act in accordance with any recommendation or decision of the Committee.

12.  BUSINESS NAMES

12.1 The Franchisor agrees to permit the Franchisee to use the Business Names during the currency of this Agreement. For this purpose, the Franchisor shall give such consent as is required to enable the Franchisee to become a registered proprietor or user of the Business Names in the Regions.

12.2 The Franchisee shall display in a prominent manner signs bearing the relevant Business Name outside each place where the Business is conducted and at least 1 indoor sign shall also prominently bear, in lettering of a size and type approved by the Franchisor, a statement to the effect that the Business is independently owned and operated by the Franchisee.

12.3 The form, design, colour, text and manner of use of the Business Names on letterhead paper, invoices and other stationery and documents, in advertising, on signs and in all other ways shall be subject to the prior written consent of the Franchisor.

12.4 The Franchisee shall ensure that all documents bearing the Business Names shall also bear a statement to the effect that the Business is independently owned and operated by the Franchisee.

12.5 The Franchisee is entitled to use its own business names, brand names or marks in connection with the Business, but not:

     (a)  in identifying the Franchisor's Services or the Programs as its own;

     (b) to denigrate or otherwise to bring into disrepute in any manner whatsoever the Franchisor's Services, the Programs or the Franchisor; and

     (c) in any manner which would adversely and materially impact the Franchisor's Services, the Programs or the Franchisor other than engaging in activities reasonably necessary to the business of the Franchisee solely in Australia.

13.  COMPLIANCE NOTES

13.1 From time to time during the Term, the Franchisor may prescribe or specify to the Franchisee guidance notes, instructions or directions in respect of the carrying on of the Business in connection with the Franchisor's Services under this Agreement including regarding accounting, computer operation, Equipment installation, operation and maintenance, Delivery System operation and maintenance, the Software, the Franchisor's Subscriber Management System, technical and operational know-how, marketing and sales.

13.2 The Franchisee shall comply with all requirements and standards set out in the Compliance Notes as if they were set out in full in this Agreement provided that, to the extent of any inconsistency (other than Clause 32.3), this Agreement shall prevail.

13.3 Notwithstanding any other Clause of this Agreement, any procedures or requirements specified or to be specified in the Compliance Notes:

       (a) shall be reasonable and appropriate having regard to the Franchisor's Services;

       (b) will as far as reasonably practicable be prescribed to ensure consistent practices by the Franchisor and all franchisees of the Franchisor;

       (c) may be amended by the Franchisee with the prior written consent of the Franchisor which shall not be unreasonably withheld to take account of any local circumstances in a Region; and

       (d) shall not be more onerous in its effects on the Franchisee than on any other franchisee of the Franchisor or on the Franchisor acting in its capacity as a principal providing Franchisor's Services.

14.  SERVICE DELIVERY TO FRANCHISEE

14.1 The Franchisor shall procure that the Franchisor's Services are made available in accordance with Schedule 2 by means of a broadcast quality signal which meets all applicable requirements of the Broadcasting Services Act comprising the Franchisor's Services:

       (a)  by satellite within the relevant satellite footprint; and

       (b) by means other than satellite, at any place selected by the Franchisee from which the Franchisor's Services are Transmitted to subscribers, provided that the Franchisee shall pay all costs (including any necessary deposits or capital payments) of Transmitting the Franchisor's Services from that place to any Region.

14.2 The Franchisor may, upon reasonable notice:

       (a) vary the content of Programs so long as the varied or replacement Programs, are of a similar quality and standard to that in the attached Schedule 2(a) of the Franchisor's Services provided that the variations apply to the Franchisor's Services throughout Australia;

       (b) vary the schedule of Programs within a Service on reasonable notice to the Franchisee.

14.2A Schedule 2(a) includes the general details of the Program genre, estimated commencement date, estimated hours on air, which shall all be reasonably appropriate for the Australian market.

14.3 The Franchisee shall maintain and service the Equipment and receive the Franchisor's Services from the Franchisor efficiently and in a safe and proper environment to ensure the effective Transmission of the Franchisor's Services to Subscribers.

14.4 Subject to Clause 29, if the Franchisor is unable to provide the Franchisor's Services to the Franchisee for a period of up to 10% of scheduled programming between the hours of 5.00 pm and 12.00 am in any day for any reason, there shall be no breach of this Agreement and the Franchisee shall be entitled to make no claim on the Franchisor for that interruption of Transmission.

15.  WARRANTIES

15.1 The Franchisor warrants to the Franchisee that:

     (a)  it has full right and power to make and perform this Agreement;

     (b) it owns or is the licensee of all rights of every kind and character necessary or desirable to enable the Franchisor to grant to the Franchisee the rights and benefits referred to in this Agreement and to enable the Franchisee to exercise and enjoy those rights and benefits without requiring any further licence or authority from any other person;

     (c) the use of the Franchisor's Services and the Programs by the Franchisee as contemplated in this Agreement will not:

          (1) infringe the copyright of any person or constitute any tort, breach of contract of breach of law; and

          (2) will not give rise to any actions for defamation or invasion of privacy of any person;

     (d) the Franchisor will obtain and maintain in good standing all Franchisor Approvals necessary or desirable to enable the Franchisor to perform this Agreement and to grant to the Franchisee the rights and benefits referred to in this Agreement;

     (e)  the Programs will comply with the BSA;

     (f) the Franchisor's Services will contain identical Programs throughout Australia (other than advertising, station promotions, programming times, permitted local content insertions and other materials prescribed by the Franchisor);

     (g) the Franchisor will refer to the Franchisee any prospective Subscribers of which the Franchisor becomes aware; and

     (h) the Franchisor shall, in respect of all Programs, all Franchisor's Services and the Franchisor's Delivery System, use its best endeavours to obtain Transmission rights in each of the Regions.

15.2 The Franchisee warrants to the Franchisor that:

     (a)  it has full right and power to make and perform this Agreement; and

     (b) the Franchisee will (if required by law or a governmental agency to do so) obtain and maintain in good standing all Franchisee Approvals.

15.3 The Franchisor agrees to indemnify and hold harmless the Franchisee against and from any and all claims, losses and damages (including legal fees on a solicitor and own client basis) arising out of or in connection with any breach by the Franchisor of its obligations under this Agreement or the conduct by the Franchisor of its business.

16.  ADVERTISING BY FRANCHISEE

16.1 The Franchisee shall undertake for its own account and at its own cost marketing, advertising and promotion of the Franchisor's Services, during the Term and throughout the Regions.

16.2 The Franchisee may also undertake for its own account and at its own cost marketing, advertising and promotion of the Business (including other Services Transmitted by the Franchisee).

16.3 The Franchisee shall use the Franchisor's marketing, advertising and promotion materials in any Advertising as agreed, but in addition may use its own advertising, marketing and promotion materials.

16.4 The Franchisee may use the Business Names and the Trade Marks in any Advertising.

16.5 The Franchisee shall, subject to this Agreement:

     (a) devote its best endeavours towards increasing the number of Subscribers to the Franchisor's Services;

     (b) not, in any Advertising, make any representation or give any warranty with respect to the Franchisor's Services or the Franchisor other than those which are authorised in writing by the Franchisor; and

     (c) not hold out any additional Services Transmitted by the Franchisee as the Franchisor's Services.

16.6 If a program guide ('Program Guide') is prescribed by the Franchisor for use by the Franchisee, the Franchisee shall use its best endeavours to sell that Program Guide to Subscribers at the recommended retail price (if any). The Franchisee may insert into the Program Guide (by way of insertion, supplement or wraparound) details of other Services Transmitted by the Franchisee and other information, advertising and materials authorised by the Franchisor, but may not otherwise add to, delete from or change the form or substance of the prescribed Program Guide. The revenue from such insertions shall remain the sole property of the Franchisee. The Franchisor shall procure that the prescribed Program Guide is made available to the Franchisee at the same Cost incurred by the Franchisor being the Costs incurred in the production and printing of the Program Guide.

16A. FRANCHISOR'S ADVERTISING REVENUE

     Subject only to Clauses 5.2(aa) and 16.6, the Franchisee acknowledges that all advertising revenues derived from the sale of advertising in respect of the Programs, the Franchisor's Services and the Program Guide (other than revenue from advertising procured by the Franchisee and contained in the Franchisee's insertion, supplement or wrap-around, which revenue remains the property of the Franchisee) is solely the property of the Franchisor and the Franchisee has no interest in or claim over such advertising revenue.

17.  PROMOTION BY FRANCHISOR

17.1 Subject to Clause 17.4, the Franchisor shall provide a marketing, advertising and promotion service in respect of the Franchisor's Services and the Franchisor's Delivery System in Australia for the benefit of the Franchisee and other franchisees of the Franchisor.

17.2 The Group Promotion Service shall:

     (a)  be under the control of the Franchisor; and

     (b) encompass local, provincial, statewide and nationwide marketing, advertising and promotion materials.

17.3 Subject to Clause 17.4, all advertising, marketing or promotion envisaged in Clause 17 and referring specifically to the Regions shall make reference to the Franchisee if reference is made to any particular franchisee.

17.4 The Franchisee may contribute towards the Group Promotion Service an annual levy prescribed by the Franchisor (which shall be the Pro Rata Share (as defined in Clause 7.9) of the contribution of the Franchisor). Any such contribution shall be made on demand and in advance. If the Franchisee elects not to make such contribution, the Franchisor shall be relieved of its obligations under Clause 17.

18.  CONFIDENTIALITY

18.1 The Franchisee undertakes to the Franchisor to maintain in confidence the terms of this Agreement and all Confidential Information disclosed to it under or in connection with this Agreement and to take reasonable precautions to ensure that its employees, agents, contractors, subcontractors, sublicensees, accountants, solicitors and other advisers keep this information confidential.

18.2 The Franchisor undertakes to the Franchisee to maintain in confidence the terms of this Agreement and all Franchisee Information disclosed to it under or in connection with this Agreement and to take reasonable precautions to ensure that its employees, agents, contractors, subcontractors, sublicensees, accountants, solicitors and other advisers keep this information confidential.

18.3 The Franchisee shall not use or attempt to use any Confidential Information for its own purposes (other than in connection with the Business) or for the purposes of any person other than the Franchisor.

18.4 The Franchisor shall not use or attempt to use any Franchisee Information for its own purposes or for the purposes of any person other than the Franchisee.

18.5 Nothing in this Clause 18 shall prevent a party from:

     (a) disclosing information in any manner required by law or in accordance with a requirement of a governmental agency;

     (b) disclosing information in confidence to that party's bankers, accountants, solicitors or other advisers for the purpose of obtaining advice or in relation to their work with respect to that party;

     (c) disclosing information in respect of a Subscriber, to that Subscriber in the day-to-day operation of the respective business of the Franchisor and the Franchisee or at that Subscriber's reasonable request or direction;

     (d) disclosing or providing for use of information in respect of Subscribers to third party program suppliers where required under any agreement with that third party; or

     (e) disclosing information which is in or enters the public domain other than through breach of this Agreement.

18.6 The Franchisor agrees to use its best endeavours to include as a term in all agreements with third party program suppliers that any Franchisee Information disclosed to that program supplier will not be used in any manner except for confirming the Franchisor's compliance with the relevant agreement.

19.  FRANCHISOR'S PROPRIETARY RIGHTS

19.1 The rights granted by this Agreement to use the Franchisor's Proprietary Rights and to conduct the Business are:

     (a)  for the duration only of the Term;

     (b)  subject to the provisions of this Agreement;

     (c)  for the purposes of the conduct of the Business only; and

     (d) not capable of assignment to or use by other persons except as provided in this Agreement.

19.2 If, at any time, the Franchisor has registered or has lodged an application for registration of a Business Name or Trade Mark, the Franchisor and the Franchisee shall enter into an appropriate agreement authorising the Franchisee to use the Business Name or Trade Mark, during the Term and in the Regions, in such form as the Franchisor reasonably requires. If there is any inconsistency between any such agreement and this Agreement, this Agreement shall prevail.

19.3 Any and all of the Franchisor's Proprietary Rights are and remain the sole property of the Franchisor. The Franchisee shall not in any way question, claim or dispute the Franchisor's Proprietary Rights or the ownership thereof.

19.4 The Franchisee shall promptly and in any event within 2 Business Days notify the Franchisor of any and all apparent infringements of the Franchisor's Proprietary Rights, any Franchisor Approvals or any Act relevant to the Franchisor's Services by third parties which come to the notice of the Franchisee. The Franchisor shall have the sole right to determine whether:

     (a) any action shall be brought, maintained, compromised or disposed of in respect of any infringement; and

     (b) the Franchisee shall be joined in such action at the cost of the Franchisor.

     The Franchisee shall co-operate in the conduct of any action brought by the Franchisor to the full extent reasonably requested by the Franchisor.

19.5 If any action for or claim of infringement or alleged infringement of the Franchisor's Proprietary Rights, any Franchisor Approvals, any Franchisee Approvals or any Act relevant to the Franchisor's Services is brought or threatened by a third party against the Franchisee, the Franchisee shall promptly and in any event within 2 Business Days notify the Franchisor of the pending action, claim or alleged infringement. The Franchisor shall have the sole right to control any subsequent litigation relating to that action, claim or alleged infringement. The Franchisee shall co-operate in the conduct of any such litigation to the full extent reasonably requested by the Franchisor, at the cost of the Franchisor.

19.6 Unless otherwise agreed in writing by the Franchisor, the Franchisee shall not, during the Term or after the expiration, termination or assignment of this Agreement, use or adopt any name, trade name, trading style or commercial designation which incorporates any of the Business Names or Trade Marks, or words or symbols contained in them.

19.7 The Franchisor shall:

     (a) indemnify and keep the Franchisee indemnified from any claims and any costs (including legal fees and disbursements) incurred in connection thereto) made against the Franchisee arising out of the right to trade under the Business Names and the Trade Marks, arising out of the use or enjoyment by the Franchisee in accordance with this Agreement of the Franchisor's Proprietary Rights or arising out of any action or claim in respect of the Franchisor's Proprietary Rights or any Franchisor's Approvals whether such claims are successful against the Franchisee or not; and

     (b) subject to its discretions in Clauses 19.4 and 19.5 promptly and in any event within 2 Business Days take all reasonable steps it considers necessary in order to protect the Business Names and Trade Marks from being infringed by any third party.

20.  INSURANCES

20.1 Each party may:

     (a) maintain and keep in force during the Term all necessary and prudent insurances to a prudent level of cover including adequate employer indemnity (including any insurance which that party is required to effect pursuant to any workers compensation or similar legislation), Equipment, motor vehicle, professional indemnity, defamation, property replacement, public liability, product liability, fire, theft and burglary;

     (b) ensure that all policies of Insurance name the other party as an additional named insured; and

     (c) promptly and in any event within 2 Business Days pay all premiums on each policy of Insurance as they become due and payable;

     Provided that if a party fails to obtain insurance in accordance with this Clause 20.1, that party shall be solely responsible for the losses or damages which would have been covered by insurance in accordance with this Clause.

20.2 The Franchisee shall provide to the Franchisor:

     (a) a copy of each policy or a certificate of currency of each policy of Insurance and any other relevant information thereto from time to time as specified by the Franchisor; and

     (b) 30 days' written notice prior to the termination or cancellation of any policy of Insurance.

20.3 The Franchisor or its nominees may inspect the Franchisee's insurance file at the Franchisee's principal business premises at any time on reasonable notice.

21.  ASSIGNMENT

21.1 The Franchisee may not assign this Agreement without the prior written consent of the Franchisor which shall not be unreasonably withheld (including, if the Franchisee is not in breach of this Agreement and the proposed assignee is capable of performing this Agreement).

21.2 Intentionally deleted.

21.3 The Franchisor may not assign this Agreement without the prior written consent of the Franchisee, which shall not be unreasonably withheld, provided that the Franchisor is not in breach of this Agreement and the proposed assignee is capable of performing this Agreement.

21.4 Clauses 21.1 and 21.3 shall not prohibit the assignment of this Agreement by either party to a Controlled Entity of that party, where that Controlled Entity assumes the obligations of the party under this Agreement.

22.  CODES OF PRACTICE

22.1 To the full extent permitted by law, the Franchising Code of Practice is expressly negatived and shall not apply to this Agreement or the respective obligations of the parties under it.

22.2 Subject to this Agreement, each party agrees to comply at all times with any CAST Code.

23.  RESOLUTION OF DISPUTES

23.1 Subject to Clauses 23.2 and 23.5, any dispute, controversy or claim arising out of or in connection with this Agreement shall be settled by mediation administered by the ACDC and the following provisions shall apply:

     (a)  the mediation shall be conducted at Sydney;

     (b) the mediator shall be selected by the Franchisor and the Franchisee from a panel of mediators nominated by the ACDC and, failing agreement within 14 days as to a mediator, by the Secretary-General for the time being of the ACDC; and

     (c) each of the parties shall be entitled to be represented by 1 duly qualified legal practitioner or other representative in addition to an executive of the party whether legally qualified or not.

23.2 If the dispute, controversy or claim is not resolved by mediation pursuant to Clause 23.1 within 21 days of the appointment of the mediator (or such longer period as is agreed between the Franchisor and the Franchisee) either party may refer the dispute, controversy or claim to arbitration administered by the ACDC and the following provisions shall apply:

     (a)  the arbitration shall be conducted at Sydney;

     (b) subject to Clause 23.2(c), the arbitration shall be conducted in accordance with the current Rules for the Conduct of Commercial Arbitrations issued by the Institute of Arbitrators Australia;

     (c) the arbitrator shall be selected by the Franchisor and the Franchisee from a panel of arbitrators nominated by the ACDC and, failing agreement within 14 days as to an arbitrator, by the Secretary-General for the time being of the ACDC (the arbitrator shall be a person other than the mediator who has conducted the mediation pursuant to Clause 23.1);

     (d) each of the parties shall be entitled to be represented by 1 duly qualified legal practitioner or other representative in addition to an executive of the party whether legally qualified or not; and

     (e) examination of witnesses by the parties and by the arbitrator shall be permitted, but compliance with the rules of evidence shall not be required.

23.3 The costs of any mediation pursuant to Clause 23.1 or arbitration pursuant to Clause 23.2 shall be borne equally by the Franchisor and the Franchisee, who shall also each bear their own costs.

23.4 A party proposing to exercise its rights under Clause 23.1 shall promptly and in any event within 2 Business Days notify the other in accordance with the terms of this Agreement.

23.5 Clause 23.1 shall not apply to any dispute:

     (a) arising after this Agreement has expired or has been rescinded or terminated;

     (b) concerning whether this Agreement has been validly rescinded or terminated (including the determination of whether or not an Event of Default has occurred); or

     (c) where a party is seeking an injunction or other equitable relief to prevent the other from breaching any provision of this Agreement.

24.  RENEWAL OF TERM

24.1 If:

     (a) the Franchisee desires to take a renewed licence and franchise in respect of the Franchisor's Services in respect of the Regions for a further term of 10 years;

     (b) the Franchisee not later than the date falling 6 months prior to the last day of the Term gives to the Franchisor written notice of the Franchisee's desire to take a renewed Franchise for the Further Term; and

     (c) on the date of the renewal notice under Clause 24.1(b) and on the last day of the Term the Franchisee is not in breach of this Agreement and the Franchisor has not given written notice of that breach to the Franchisee (or if such breach is capable of remedy and is not remedied within a reasonable time following the giving of such notice), the Franchisor, at the Franchisee's cost, shall grant to the Franchisee a renewal of this Agreement for the further term of 10 years, subject to the terms provided for in Clause 24.2.

24.2 The agreement for the Further Term shall contain the same terms as are contained in this Agreement, subject to the following:

     (a) appropriate amendments to the commencement date and term in those Clauses which refer to Commencement Date and Term; and

     (b)  with the exception of the Further Term set out in Clause 24.2.

25.  TERMINATION OF AGREEMENT

25.1 The occurrence of any of the following is an Event of Default under this Agreement, in the case of the Franchisee, where applicable, in relation to the relevant Region:

     (a)  a breach by the Franchisee of clause 5.2(b), 5.2(m), 6.4(f), 6.4(g),
          7.1 or 7.6, 8.3 and 11.1 (but, in the case of the Franchisee, it shall not be such a breach if:

          (1) in relation to Clause 5.2(b) the Franchisee has achieved at least 80% of the required Minimum Subscriber Level in each Region or of the total of Subscribers required for the Regions in the aggregate; or

          (2) in relation to the Agreement generally, the Franchisee has expended all moneys required in the proper manner in accordance with its approved business plans); or

     (b) without limiting the generality of Clause 25.1, Clause 3.9 applies in respect of at least 4 Regions;

     (c) without limiting the generality of Clause 25.1, either party fails to comply with any applicable law or any condition or requirement imposed by any governmental agency or under any Act (including any foreign ownership requirement imposed by any Act);

     (d) either party failed to rectify any Event of Default or any breach of this Agreement within the requisite period of notice as envisaged in Clause 25.2;

     (e) any material representation, warranty or statement made by either party to the other becomes untrue or inaccurate, unless the first party has disclosed this to the other party and the other party has waived such breach in writing;

     (f) an order is made for the winding up or dissolution of a party or a resolution is passed for the winding up or dissolution of that party other than for the purposes of a reconstruction or amalgamation on terms approved by a party;

     (g) a receiver or receiver and manager, official manager, administrator, trustee or similar officer is appointed over all of the assets or undertaking of a party;

     (h) any mortgage, charge, encumbrance or other security interest over any of the assets of a party is enforced;

     (i) a distress, attachment or other execution s levied or enforced on or against any asset of a party;

     (j)  a party ceases to carry on its Business;

     (k) a party is unable to pay debts as and when they fall due or is deemed unable to pay its debts under any applicable legislation (other than as a result of a failure to pay a debt or claim which is the subject of a good faith dispute);

     (l) a party enters into or resolves to enter into any arrangement, composition or compromise with or assignment for the benefit of its creditors generally or any class of its creditors or proceedings are commenced to sanction any such arrangement, composition or compromise other than for the purposes of a reconstruction or amalgamation on terms approved by the other party;

     (m) any Franchisee Approval or other authorisation which is essential to the conduct of the Business, or any Franchisor Approval or other authorisation which is essential to the provision of the Franchisor Services or the performance of the Franchisor's obligations under this Agreement in its totality is repealed, revoked or terminated or expires or is modified or amended in such a manner as to prohibit delivery of the Franchisor's Services to Subscribers or such performance on the terms of this Agreement, and is not replaced by another sufficient authorisation; and

     (n) any other event or series of events, whether related or not, occurs (including any material adverse change in the business, assets or financial condition of a party) which in the reasonable opinion of the other would materially and adversely affect the ability of the first party to comply with all of any of its material obligations under this Agreement.

25.2 If an Event of Default or other breach of this Agreement occurs the party to whom that Event of Default does not apply may (but is not obliged to) issue a notice in writing to the party in breach requiring it to rectify:

     (a) an Event of Default specified in Clause 25.1(a) and 25.1(k) within 10 days of the notice;

       (b) an Event of Default specified in Clause 25.1(c) within 30 days of the notice or within such later period of notice as may be permitted by the applicable governmental agency or may be prescribed under the applicable Act; or

       (c) an Event of Default specified in Clauses 25.1(b), 25.1(e), 25.1(n) or other breach of this Agreement within 30 days of the notice.

25.3 If an Event of Default specified in Clauses 25.1(d), 25.1(f), 25.1(g), 25.1(h), 25.1(i), 25.1(j) or 25.1(m) occurs or the party in default fails to rectify any other Event of Default within the applicable time specified in Clause 25.2, the other party may, by notice in writing to the party in default, terminate this Agreement and the rights of the party in default under this Agreement (and in the case of the Franchisee, where the default relates to a Region or Regions, that termination operates only in relation to the relevant Region or Regions).

25.3A The Franchisor may terminate this Agreement to the extent that any Franchisor Approval or other authorisation which is essential to the delivery of the Franchisor's Services to the Franchisee and the performance of the Franchisor's Obligations under this Agreement is repealed, revoked or terminated or expires or is modified or amended in such a manner as to prohibit the Franchisor's delivery of the Franchisor's Services to the Franchisee or the performance of the Franchisor's Obligations under this Agreement, and is not replaced by another sufficient authorisation.

25.4   (a)  The following provisions apply where there is a breach by the
            Franchisor of clause 8.1, 11.6 or 14 which is not rectified in accordance with clause 25.2(c):

            (1) where such relates to a breach of clause 8.1, the Franchisee may elect to modify this agreement so that:

                 (A) the provisions of clause 8 no longer apply and the Franchisee has the right to use or acquire subscriber reception equipment from any source and of a kind determined by it; and

                 (B) the only fees payable by the Franchisee under this agreement (as so modified) are those under clause 7.1 and 7.6; and

            (2) where such relates to a breach of clause 11.6, the Franchisee may elect to modify this agreement so that:

                 (A) the provisions of clause 11 no longer apply and the Franchisee has the right to use or operate a subscriber management system or services of any kind; and

                 (B) the only fees payable by the Franchisee under this agreement (as so modified) are those under clause 7.1; and

            (3) where such relates to a breach of clause 14, the Franchisee may elect that this agreement be modified so that the Franchisee is granted an exclusive licence in the Region to supply or offer the Franchisor's Services and to Transmit the Franchisor's Services and the Programs using, where applicable, the Franchisor's Delivery Systems for a fee equal to that in clause 7.1(a) but that all provisions imposing any obligation on the Franchisee in relation to the Franchisor's Subscriber Management Systems and the Equipment cease to apply.

     (b) In addition to the Franchisee's rights set out in clause 25.4(a) and to any other rights the Franchisee may have, the Franchisee may, by notice in writing to the Franchisor, terminate this Agreement and the rights of the Franchisor if:

          (1) the Franchisor breaches clause 14 and that breach has not been rectified in accordance with clause 25.2(c); or

          (2) there has been a breach of both clause 8 and clause 11.6 (even if not contemporaneous) which breaches have not been rectified in accordance with clause 25.2(c).

25.5 Termination, expiration or assignment of this Agreement by any means whatsoever shall have no effect on the provisions of Clause 25.6, on the liability for damages or otherwise of any party for breach of this Agreement, on the obligation of any party or for payment of moneys due under this Agreement or on any provision, express or implied, which is intended to survive the termination, expiration or assignment of this Agreement.

25.6 On termination or expiration (other than at the end of the Further Term) of this Agreement then, in relation to each relevant Region without prejudice to any other rights or remedies of either party in respect of an Event of
     Default:

     (a) all rights of each party pursuant to this Agreement shall terminate including with respect to the Franchisor's Services and the Programs;

     (b) each party shall execute all documents and do all acts and things as may be necessary or required by the other in order more effectually to vest in and to secure to each party the rights granted to the other but terminated under this Agreement (including, in relation to the Franchisee, to return to the Franchisor full title in and registered ownership of the Business Names and the Trade Marks);

     (c) the Franchisee shall discontinue the use of all the Franchisor's Proprietary Rights;

     (d) the Franchisee shall confirm in writing to the Franchisor that use of the Franchisor's Proprietary Rights has been discontinued;

     (e) subject to paragraph (g), the Franchisee shall deliver to the Franchisor or, at the Franchisor's request, destroy in the Franchisor's or its nominee's presence, all advertising, signs and other items bearing the Business Names and Trade Marks and all documents and other materials under the control of the Franchisee which contain the Confidential Information or the Franchisor's Proprietary Rights or which otherwise relate to the Franchisor's Services;

     (f) each party shall retain all applicable business records (including ledgers, sales reports, accounts and cheques) for at least 6 years (or such longer period as may be required by law) and shall keep the other advised of the location of such records;

     (g)  each party shall pay all amounts owing to the other on demand;

     (h) the Franchisee shall provide all reports and records and permit access and audit as required under Clause 6 and make all payments due under Clause 7 (as and when payable) during the Specified Period as if this Agreement had not been terminated, expired or assigned;

     (i) the Franchisee shall not be entitled to supply the Franchisor's Services or the Programs to the Subscribers, nor to use the Franchisor's Delivery System;

     (j)  Intentionally deleted.

     (k) without limiting the generality of any other Clause of this Agreement, Clauses 18, 19.6, 25.5 to 25.12 and 26 shall survive termination, expiration or assignment of this Agreement;

     (l) the Franchisee shall notify all Subscribers of the termination, expiration or assignment of this Agreement in the form prescribed by the Franchisor; and

     (m) the Franchisor shall deliver to the Franchisee, or, at the Franchisee's request, destroy all things, documents and other materials under the control of the Franchisor which form part of the Franchisee's Information.

25.7 After termination pursuant to Clause 25.3 by reason of an Event of Default by the Franchisee, in respect of all Regions, the Franchisor shall have an option to purchase from the Franchisee, at the discretion of the Franchisor, all (but not part only) of the assets (including but not limited to Equipment and Subscriber contracts) of the Business which relate solely to the provision of those of Franchisor's Services delivered by satellite to Subscribers (but not any assets which relate to the provision of services using cable or MDS)and which are owned and used by the Franchisee in the performance of its obligations under this Agreement ('the Offered Assets'). For this purpose, immediately after termination or expiration of this Agreement, the Franchisee shall or, in default, the Franchisor may (but is not obliged to) obtain valuations in accordance with Clause 25.8 of all of the Offered Assets. Such valuations shall be obtained by the Franchisee and provided to the Franchisor within 30 days after termination or expiration of this Agreement. The Franchisor shall have 60 days from receipt of the valuations in which to exercise its option under this Clause 25.7. The option shall be exercised by the Franchisor in accordance with Clause 25.9.

25.8 The valuations envisaged in Clause 25.7 shall be obtained as follows:

     (a) within 45 days of termination or expiration of this Agreement, the Franchisor and the Franchisee shall each nominate a duly qualified independent person to provide a valuation of the Offered Assets;

     (b) within 45 days of termination or expiration of this Agreement, the Franchisee shall provide to the Franchisor a list of all Offered Assets which it in good faith determines are Offered Assets (which the Franchisor shall be entitled to verify as complete using its rights under Clause 6) and if the Franchisee fails to provide such a list within the time specified, the Franchisor may select certain (and not all) of the Franchisee's assets and despite Clause 25.7 such assets shall be deemed to be Offered Assets;

     (c) within 45 days of termination or expiration of this Agreement, the Franchisee shall or, in default, the Franchisor may (but shall not be obliged to) provide to the Valuers the verified list of Offered Assets provided by the Franchisee, together with instructions in accordance with paragraph (d) on the conduct of the valuation;

     (d)  the Valuers shall be instructed as follows:

          (1) each valuation shall, as far as possible, be prepared independently of the other;

          (2) each valuation shall separately identify the value attributed to each Offered Asset or, where more appropriate in the opinion of each Valuer, each class of Offered Asset;

          (3) each valuation shall be made of the price at which all the Offered Assets might reasonably be expected to be sold on the day immediately preceding termination or expiry of this Agreement assuming:

               (A)  a willing, but not anxious, buyer and seller;

               (B) a reasonable period within which to negotiate the sale, having regard to the nature and situation of the asset or class of asset and the state of the market for assets of the same kind;

               (C) the Offered Assets are reasonably exposed to the relevant market;

               (D) no account is taken of the value or other advantage or benefit, additional to market value, to the buyer incidental to ownership of the asset being valued;

               (E) the Franchisee has sufficient resources to allow a reasonable period for the exposure of the Offered Assets for sale; and

               (F) a goodwill component may (in appropriate circumstances) be attached to the value of the Offered Assets;

          (4) each valuation shall be completed as soon as reasonable practicable and, in any event, within 45 days of instructions being given to the relevant Valuer;

          (5) if the relevant Valuer requires any additional information, the relevant Valuer should promptly and in any event within 10 days request it from the Franchisee with a copy to the Franchisor;

          (6) the Valuers shall each act as an independent expert, not as an arbitrator;

          (7) the costs of the Valuers shall be borne equally by the Franchisee and the Franchisor; and

          (8) in all other respects, each Valuer shall decide what procedures shall be followed in order to establish and complete the respective valuations of the assets ;

     (e) at all times the Franchisee and the Franchisor shall provide all information and assistance reasonably requested by the Valuers on a timely basis to enable the Valuers to provide the valuations within the time period envisaged in Clause 25.7;

     (f) on receipt of the valuations from the Valuers, the Franchisee shall provide that valuations to the Franchisor;

     (g) on receipt of the accounts from the Valuers, the Franchisee and Franchisor shall each pay half of the costs of the Valuer in preparing the valuations; and

     (h) the valuations provided by the Valuers shall be conclusive and final and binding on the parties (except in the case of manifest error).

25.9 The option provided to the Franchisor in Clause 25.7 may be exercised in respect of all (but not part only) of the Offered Assets. The exercise price shall be the average of the 2 valuations obtained under Clause 25.8 except that if the discrepancy between the valuations obtained from the 2 Valuers appointed under Clause 25.8(a) is greater than 20% of the average:

       (a) the 2 Valuers shall appoint a third duly qualified independent person to provide a valuation of the Offered Assets;

       (b) the third Valuer will provide a valuation in all respects in accordance with and on the same terms as specified in Clause 25.8 including Clause 25.8(h); and

       (c) the exercise price shall be the average of the 2 closest valuations obtained in accordance with Clause 25.8.

       The option may be exercised by the Franchisor by notice to the Franchisee given at any time during the period envisaged in Clause 25.7. The notice shall specify:

       (d) the Offered Assets of the Business which the Franchisor wishes to purchase from the Franchisee (being the entire verified list of assets envisaged in Clause 25.8(c)); and

       (e) the exercise price to be paid by the Franchisor in respect of the exercise of the option; and

       (f) the date, time and place at which completion of the purchase shall take place, in which respect the date shall be a date not less than 14 days or more than 45 days after the date on which the notice of exercise is given to the Franchisee.

       At completion, the Franchisee shall deliver the assets the subject of the purchase, together with all title and other incidental documents, against payment by bank cheque of the exercise price in respect of the assets. The Franchisee warrants to the Franchisor as at completion that it has absolute and unencumbered title to the assets subject to the purchase. The Franchisee undertakes to assist the Franchisor to minimise stamp duty on the purchase of the assets as required by the Franchisor and as lawfully permitted (including by the sale of companies holding assets rather than by sale of the assets themselves).

25.10 At the same time as exercising the option envisaged in Clauses 25.7 to 25.9, the Franchisee shall assign to the Franchisor any leases, licences or other rights in respect of any real or personal property used by the Franchisee in the performance of its obligations under this Agreement which the Franchisor requests the Franchisee to assign, subject to the requirements of any lessor, licensor or other person and to the law. Where it is not possible for such leases, licences or other rights to be assigned to the Franchisor, the Franchisee shall use its best endeavours to procure that the benefit of such leases, licences or other rights requested by the Franchisor are made available to the Franchisor to the fullest extent possible. For the purposes of enabling the Franchisor to determine which leases, licences or other rights it may elect to require the Franchisee to assign to it, the Franchisee shall provide particulars of all leases, licences or other rights used by the Franchisee in the performance of its obligations under this Agreement within 30 days after termination or expiration of this Agreement (which the Franchisor shall be entitled to verify as complete using its rights under Clause 6). The Franchisee undertakes to assist the Franchisor to minimise stamp duty on the assignment of any leases, licences or other rights as required by the Franchisor and as lawfully permitted.

25.11 The Franchisor may deduct and withhold from the purchase price for any assets referred to in Clause 25.7 all amounts whatsoever due to the Franchisor by the Franchisee and under this Agreement.

25.12 The Franchisee and the Franchisor shall co-operate together in good faith and shall each use their best endeavours to procure any approvals, consents or authorisations required from shareholders (of the Australis Group or the Franchisee ), from any governmental agency or under any Act for the purposes of performing their obligations under Clause 25.7 to
       25.11 on a timely basis (including, where relevant, the obtaining of waivers of any Act).

26.    RESTRAINT

26.1 From the date of this Agreement to the Commencement Date in a particular Region, the Franchisee shall not Transmit any Services in that Region without prior notice to the Franchisor.

26.2 From the date of this Agreement to the date of termination, expiration or assignment of this Agreement, the Franchisee shall not be directly or indirectly involved in the establishment, operation or provision to any person of access to or use of any Delivery System or Subscriber Management System outside the Regions.

26.3 Subject to Clause 3.8, from the date of this Agreement to the date 6 months after the termination, expiration or assignment of this Agreement, the Franchisee shall not Transmit any Service outside of the Regions.

26.4 From the date of this Agreement to the date 2 years after the termination or expiration of this Agreement, the Franchisee shall not Transmit in or outside the Regions, any programming service which at that time is a Franchisor's Service in respect of which the Franchisor has only a non-exclusive licence in respect of any area in Australia, which is sourced or obtained from a person other than the Franchisor, without first giving the Franchisor the opportunity to provide the programming service to the Franchisee on terms and conditions at least as favourable (to the Franchisee) as those offered by any other person.

27.    FURTHER ASSURANCE

27.1 The parties shall do all acts and things and enter into such other agreements as are not inconsistent with the provisions of this Agreement to effect the intention and purpose of this Agreement.

28.    Intentionally deleted.

29.    FORCE MAJEURE

29.1 Notwithstanding any other Clause of this Agreement, the obligations of a party imposed by this Agreement and any time requirements under this Agreement shall be suspended during the time and to the extent that that party is prevented from or delayed in complying with that obligation by Force Majeure.

29.2 Each party shall, on becoming aware of Force Majeure, immediately inform the other party and use its best efforts to remedy that Force Majeure or to procure alternative means reasonably available to enable performance of this Agreement to continue as if no Force Majeure had occurred.

30.    NOTICES

30.1 Any request, order, notification, document, consent or other communication to be given by any party to another shall be in writing and shall be deemed to be sufficiently given if sent by pre-paid registered mail or facsimile transmission to the address or facsimile number set out following the name of that party at the commencement of this Agreement (or such other address or facsimile number which is notified under this Clause).

30.2 Any such request, order, notification, document, consent or communication if sent by pre-paid registered mail shall be deemed to be received by the party to whom it is addressed on the next Business Day after posting or if sent by facsimile transmission shall be deemed to be received by the party to whom it is addressed on receipt by the sender of the confirmation at the conclusion of the transmission.

31.  GOVERNING LAW

31.1 This Agreement shall be governed by and construed in accordance with the laws of and applicable in the State of New South Wales and the parties submit to the jurisdiction of the Federal and State courts within that State.

32.  MISCELLANEOUS

32.1 This Agreement shall bind the parties and their successors and assigns.

32.2 This Agreement supersedes all and any previous agreements oral or written in respect of the franchise between the Franchisee and the Franchisor (including the Heads of Agreement) and shall constitute the entire agreement between the parties and there are no understandings, representations or warranties of any kind between the parties except as expressly set out in this Agreement. Accordingly, the Heads of Agreement are terminated and shall be of no further force or effect.

32.3 This Agreement shall not be amended except by an instrument in writing signed by the parties and stating the parties' intent to amend this Agreement accordingly.

32.4 The failure of either party to exercise or its delay in exercising any right, power or privilege available to it under this Agreement shall not operate as a waiver or preclude any other or further exercise of such right, power or privilege or the exercise by that party of any other right, power or privilege under this Agreement.

32.5 No agreement, warranty or undertaking contained in this Agreement shall merge on execution or completion of this Agreement, but shall continue after each party has performed their obligations as provided in this Agreement.

32.6 Nothing contained in this Agreement shall constitute a partnership, joint venture or association of any kind between the Franchisor and the Franchisee or render them liable for the debts or liabilities incurred by the other. In particular, the Franchisee will be solely responsible for all loss or damage arising out of the operation of the Business or arising out of the acts or omissions of the Franchisee, its employees, agents, contractors, subcontractors, sublicensees, accountants, solicitors and other advisers in any context and the Franchisee agrees to indemnify and hold harmless the Australis Group against and from any and all such claims, losses and damages (including legal fees on a solicitor and own client basis).

32.7 The parties shall bear their own costs arising out of the preparation of this Agreement, except that the Franchisee shall bear any stamp duty chargeable on this Agreement and any document created pursuant to it.

                                   SCHEDULE 1
                  REGIONS - CTV PTY LIMITED NORTHERN FRANCHISE

1.   North Eastern NSW - as defined in Apasco correspondence of 15 July 1994.

2.   Gold Coast - as defined in the Spectrum Management Agency ("SMA").

3.   Cairns - as defined by SMA.

4. Sunshine Coast - points north from the Franchisor's Brisbane area to the southern most point of Fraser Island and all points within 50 kilometres of the coast.

5. Mid North Coast - points north from the southern most point of Fraser Island up to the southern most point of Broad Sound and all points within 50 kilometres of the coast.

6. Far North Coast - all points north of the southern most point of Broad Sound (excluding Cairns) and all points within 50 kilometres of the coast.

7.   Balance of Queensland not previously outlined.

8.   Darwin - as defined by SMA.

9.   Alice Springs - as defined by SMA.

10.  Balance of Northern Territory.

In summary, all of New South Wales except Sydney and the Australian Capital Territory and the franchise areas of STV Pty Limited and East Coast Pay Television Pty Limited, all of Queensland except Brisbane and all of the Northern Territory.

Refer also to the maps in Exhibit 1.

                                   EXHIBIT 1
              MAPS OF REGIONS - CTV PTY LIMITED SOUTHERN FRANCHISE

1.   CTV - North Eastern NSW

2.   CTV - North Eastern NSW Clarification Map

3.   CTV - Gold Coast

4.   CTV - Cairns

5.   CTV - Sunshine Coast

6.   CTV - Mid North Coast

7.   CTV - Far North Coast

8.   CTV - Balance of Qld

9.   CTV - Balance of Qld Clarification Map

10.  CTV - Darwin

11.  CTV - Alice Springs

12.  CTV - Balance of NT

                [MAP OF CTV-NORTH EASTERN N.S.W. APPEARS HERE]

                     [MAP OF CTV-GOLD COAST APPEARS HERE]

                       [MAP OF CTV-CAIRNS APPEARS HERE]

                   [MAP OF CTV-SUNSHINE COAST APPEARS HERE]

                   MAP OF CTV-MID NORTH COAST APPEARS HERE]

                   [MAP OF CTV-FAR NORTH COAST APPEARS HERE]

                   [MAP OF CTV-BALANCE OF QLD APPEARS HERE]

                       [MAP OF CTV-DARWIN APPEARS HERE]

                    [MAP OF CTV-ALICE SPRINGS APPEARS HERE]

                   [MAP OF CTV-BALANCE OF N.T. APPEARS HERE]

                                   SCHEDULE 2
                             FRANCHISOR'S SERVICES

Any subscription television broadcasting service or any subscription radio broadcasting service:

(a) provided, procured or supplied by the Franchisor in respect of which the Franchisor has Transmission rights in the Regions at any time; or

(b) provided by the Franchisor or third parties pursuant to a contract or arrangement between the Franchisor and third parties and in respect of which the Franchisor has Transmission rights in the Regions; or

any subscription television narrowcasting services provided by the Franchisor to subscribers as at the date of this Agreement.

                                 SCHEDULE 2(A)
                                                           ESTIMATED
PROGRAM GENRE                     COMMENCEMENT            DAILY HOURS
                                      DATE

Premium Movies                     March 1995                  12

Movies                             March 1995                  12

Classic Movies                     June 1995                    8

Sport                              March 1995                  12

International News                 December 1994               12

ABC Local and Regional News        March 1995                  12

Childrens/Family                   March 1995                   8

ABC Children's/Education           March 1995                   8

Cartoons/Animation                 June 1995                    8

Documentary, Lifestyle, Education  March 1995                   8

Music Video                        December 1994               12

General Entertainment/Class Drama  December 1994                8

                                  SCHEDULE 3
                           MINIMUM SUBSCRIBER LEVELS

PERIOD                                            MINIMUM SUBSCRIBER LEVEL %

During the Initial Period (Years 0 to 2)                         0%

During the period after the end of the Initial
period for a further 2 years (Years 2 to 4)                      5%

During the period after the preceding period
for a further 2 years (Years 4 to 6)                            10%

During the period after the preceding period
for a further 2 years (Years 6 to 8)                            18%

During the period after the preceding period
for a further 2 years (Years 8 to 10)
                                                   30% or, if lower, the
                                                   percentage from time to time
                                                   equal to the percentage
                                                   calculated as /S//\\P\\ times
                                                   90%, where S equals the total
                                                   number of subscribers to the
                                                   Franchisor's Services
                                                   (excluding the Subscribers)
                                                   and P equals the total number
                                                   of occupied private dwellings
                                                   within Australia (excluding
                                                   the Regions) to which the
                                                   Franchisor's Services can be
                                                   provided by use of satellite,
                                                   MDS or any other existing
                                                   means of delivery available
                                                   to the Franchisor without any
                                                   material technical
                                                   impairment, calculated at the
                                                   end of the relevant
                                                   Accounting Period

Thereafter (Years 10 to 20)                        30% or, if higher, the
                                                   percentage from time to time
                                                   equal to the percentage
                                                   calculated as /S//\\P\\ times
                                                   90%, where S equals the total
                                                   number of subscribers to the
                                                   Franchisor's Services
                                                   (excluding the Subscribers)
                                                   and P equals the total number
                                                   of occupied private dwellings
                                                   within Australia (excluding
                                                   the Regions) to which the
                                                   Franchisor's Services can be
                                                   provided by use of satellite,
                                                   MDS or any other existing
                                                   means of delivery available
                                                   to the Franchisor without any
                                                   material technical
                                                   impairment, calculated at the
                                                   end of the relevant
                                                   Accounting Period

EXECUTED as an agreement.

SIGNED for
AUSTRALIS MEDIA LIMITED
by its attorney
in the presence of:


/s/ DONALD F. HAGANS                  /s/ ROB BIRRELL
- -------------------------             ------------------------
Signature of witness                  Signature of Attorney


DONALD F. HAGANS                      ROB BIRRELL
- -------------------------             ------------------------
Print name                            Print name of Attorney


SIGNED for
CTV PTY LIMITED
by its attorney
in the presence of:


/s/ ROB BIRRELL                       DONALD F. HAGANS
- -------------------------             ------------------------
Signature of witness                  Signature of Attorney


ROB BIRRELL                           DONALD F. HAGANS
- -------------------------             ------------------------
Print name                            Print name of Attorney